Exhibit 10.16(b)

ASSET PURCHASE AGREEMENT

by and among

VALUED SERVICES ACQUISITIONS COMPANY, LLC

and

FIRST AMERICAN SERVICES OF WEST VIRGINIA, LLC,

FIRST AMERICAN SERVICES OF KENTUCKY, LLC,

AND

THE MEMBER GUARANTORS A PARTY HERETO

As of April 9, 2004

i

DEFINITIONS

TERM	PAGES
Acquired Assets	1
Actual Closing Working Capital Statement	5
Actual Working Capital	5
Adjusted Purchase Price	5
Adverse Occurrences	22
Agreement	1
Allocation Statement	34
Assumed Contracts	2
Assumed Liabilities	3
Audit Firm	5
Bank Agreements	12
Bank Model	12
Business	1
Business Employee Plans	19
Business ERISA Plan	19
Business Receivables	13
Closing	4
Closing Date	4
COBRA	20
Code	19
Current Assets	5
Current Liabilities	5
Disclosure Schedule Updates	27
Due Diligence Date	29
Employees	20
Environmental Action	18
Environmental Laws	18
ERISA	19
ERISA Affiliate	19
Escrow Agent	6
Escrow Agreement	6
Estimated Closing Working Capital Statement	5
Estimated Working Capital	5
Excluded Assets	2
Excluded Employees	34
Excluded Liabilities	3
Final Financial Statements	27
Final Working Capital Statement	6
Financing	24
First American Kentucky	1
First American West Virginia	1
GAAP	4
Hazardous Substances	19
HSR Act	9
Indemnified Party	39
Indemnifying Party	39
Industry	10

Initial Financial Statements	9
Intellectual Property	11
Knowledge	47
Latest Balance Sheet	3
Leased Personal Property	10
Leased Real Property	10
Leases	10
Licenses	2
Lien	1
Losses	39
Material Adverse Effect	29
Member Guarantors	1
Net Working Capital	4
Non-Competition Agreement	30
Objection	5
Parties	1
Party	1
Protective Covenants	37
Purchase Price	4
Purchaser	1
Purchaser Indemnified Parties	39
Real Property Leases	10
Records	2
Registered Intellectual Property	12
Release	19
Restricted Territory	36
Seller	1
Seller Indemnified Parties	39
Seller Representative	35
Sellers	1
Separate Purchase Agreement	1
Target Working Capital	5
Tax	17
Tax Return	17
Taxes	16
Termination Date	32
Transferred Employees	34
Utility Contracts	14
WARN	21

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of April, 2004, by and among (i) VALUED SERVICES ACQUISITIONS COMPANY, LLC, a Georgia limited liability company  (“Purchaser”), and (ii) FIRST AMERICAN SERVICES OF WEST VIRGINIA, LLC, a Kentucky limited liability company (“First American West Virginia”), and FIRST AMERICAN SERVICES OF KENTUCKY, LLC, a Kentucky limited liability company (“First American Kentucky”), and (iii) each of the persons listed on Schedule 2 (the “Member Guarantors”). Each of First American West Virginia and First American Kentucky are sometimes hereinafter referred to collectively as “Sellers” and individually as “Seller,” and Purchaser, Sellers and Member Guarantors are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party.”

BACKGROUND:

A.    Sellers, including the sellers pursuant to the “Separate Purchase Agreement” (as defined below), are engaged in the business of making short-term consumer loans having a duration of less than two months and/or the marketing and servicing of short-term consumer loans having a duration of less than two months on behalf of a bank lender (collectively, the “Business”), in the states of Alabama, Arkansas, Colorado, Florida, Georgia, Kentucky, North Carolina, Ohio, Oklahoma, Tennessee, South Carolina and West Virginia.

B.     Subject to the terms and conditions set forth in this Agreement, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, substantially all of the assets owned or used by Sellers in connection with the operation of the Business.

C.     The respective board of directors, board of managers or other applicable governing body of each of the Sellers and Purchaser have approved this Agreement and the transactions contemplated hereby.

D.    By the required vote of all members or shareholders, as applicable, each Seller has approved and voted in favor of this Agreement and the transactions contemplated hereby in accordance with the respective Seller’s governing law.

E.     Contemporaneously with the execution of this Agreement, Purchaser has entered into that certain Asset Purchase Agreement with First American Holding, LLC, the other sellers a party thereto and the member guarantors a party thereto (the “Separate Purchase Agreement”).

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1   Purchase of Assets.   Upon the terms and subject to the conditions set forth in this Agreement, at the “Closing” (as defined in Section 1.5) and for the consideration specified in this Article 1, each Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from each such Seller, all of the “Acquired Assets” (as hereinafter defined), free and clear of any and all liens, charges, security interests, mortgages, hypothecations, pledges, claims and encumbrances of any kind (each, a “Lien”), other than (i) Liens for Taxes not yet due or in default and payable without penalty and interest; and (ii) Liens fully reflected or reserved against in the Final Working Capital Statement (as defined in Section 1.7(e)). For purposes of this Agreement, “Acquired Assets” shall mean all of the assets, properties and rights owned or used by Sellers as of the “Closing Date” (as defined in Section 1.5) in connection with the operation of the Business, other than the “Excluded Assets” (as defined in Section 1.2), including, without limitation, the following:

(a)    cash in an amount of approximately $37,500 in the aggregate, with a range of  $150 to $10,000 as to each open store location of Seller;

(b)   all accounts receivable, notes receivable, refunds, deposits, prepaid expenses, held checks and all claims against the payors of such checks and prepaid security deposits;

(c)    all machinery, equipment, office and computer equipment, modems, furniture, fixtures and other tangible personal property;

(d)   to the extent assignable, all rights under all contracts, “Leases” (as defined in Section 3.8), agreements, covenants, options, guaranties and other similar arrangements related to the Business to which any Seller is a party or to which any of its assets are subject, whether oral or written, express or implied, including, without limitation, non-solicitation and non-disclosure covenants in favor of Sellers (notwithstanding anything to the contrary herein, no representation or warranty regarding such non-solicitation, non-disclosure covenants, employment agreements or other matters referenced in this clause is given in this Section 1.1(d)), but specifically excluding the agreements set forth in Schedule 1.2(b) (all of the foregoing being referred to collectively as the “Assumed Contracts”);

(e)    to the extent assignable (but Purchaser is aware that most, and perhaps all of the following are not assignable), all licenses, approvals, permits, registrations and other similar rights obtained from governmental agencies or authorities (and all applications therefore) (collectively, the “Licenses”), but each Seller and Member Guarantor shall have no liability of any nature whatsoever to Purchaser or its assignees for the non-assignment of such Licenses or the inability of the Purchaser or its affiliates to obtain comparable licenses;

(f)    all “Intellectual Property” (as defined in Section 3.10(a));

(g)    all records, files, correspondence, data, plans, training materials, marketing materials, recorded knowledge and information used in the Business or required to continue the Business as it is currently being conducted (collectively, the “Records”);

(h)   all claims, refunds, causes of action, chooses-in-action, rights or recovery, rights of set-off, charge-offs, and rights of recoupment related to the Business, whether arising before or after the Closing Date;

(i)    all goodwill associated with the Business; and

(j)     all other tangible and intangible assets of any kind or description, wherever located, that are owned or used by Sellers in connection with the operation of the Business as of the Closing Date other than the Excluded Assets.

1.2   Excluded Assets.   Only the following assets as of the Closing Date of Sellers (the “Excluded Assets”) are being retained by Sellers and not sold to Purchaser, and are and shall be free of any interest of Purchaser (other than with respect to claims made by Purchaser pursuant to Article 10), pursuant to this Agreement:

(a)    any rights relating to the “Excluded Liabilities” (as defined in Section 1.4);

(b)   all of Sellers’ rights under the contracts, agreements, covenants, options, guaranties and similar arrangements listed on Schedule 1.2(b), including all non-competition and employment agreements between a Seller and any employee of Sellers;

(c)    any employee benefit plans and all assets, amendments, documents and financial matters relating thereto or associated trusts maintained by Sellers;

(d)   all cash and cash equivalents in excess of the amounts set forth in Section 1.1(a);

(e)    all equity interests in each of the Sellers, each Seller entity and the Adjusted Purchase Price (as defined in Section 1.7(c)) and other consideration or items to be received by the Sellers and Member Guarantors in connection with this Agreement;

(f)    those assets and properties listed on Schedule 1.2(f); and

(g)    the insurance policies of Sellers and the prepaid premiums under such policies.

1.3   Assumed Liabilities.   It is understood and agreed that Purchaser shall not assume or become liable for the payment of any debts, liabilities, losses, charge-backs, accounts payable, bank indebtedness, mortgages, leases or other obligations of Sellers, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, except for the following obligations set forth in Section 1.3(a) and Section 1.3(b) (the “Assumed Liabilities”), and Purchaser agrees that, at Closing, it shall assume, pay, perform and discharge pursuant to the “Assumption Agreement” referred to in Section 7.5(c) the Assumed Liabilities in accordance with their respective terms:

(a)    all “Current Liabilities” (as defined in Section 1.7(a)) of Sellers relating to the Business (including all accounts payable but excluding all Current Liabilities associated with the Excluded Assets), and incurred on or prior to the Closing Date but (i) only to the extent that such liabilities are reflected on such Seller’s consolidated balance sheet dated as of February 29, 2004 and delivered to Purchaser prior to the date of this Agreement (the “Latest Balance Sheet”); or (ii) if such liabilities are incurred after the date of the Latest Balance Sheet, only to the extent such liabilities are either (A) reflected on the Final Working Capital Statement, (B) incurred as a result of the conduct of the Business in the ordinary course and consistent with Sellers’ past practice, (C) consistent with amounts historically incurred by such Seller, and (D)  incurred in compliance with the terms of this Agreement or (X) not to the Knowledge of the Sellers known in time to be included in the Final Working Capital Statement, (Y) incurred as a result of the conduct of the Business in the ordinary course and consistent with Sellers’ past practice, and (Z) incurred in compliance with the terms of this Agreement; and

(b)   all liabilities and obligations arising on or after the Closing Date (but excluding any liabilities or obligations arising from any acts or omissions of Sellers, including, without limitation, any breach of contract, breach of warranty or violation of laws, occurring prior to the Closing Date) under or pursuant to Assumed Contracts, including but not limited to, all Leases and Licenses.

1.4   Excluded Liabilities.   Notwithstanding anything else contained herein to the contrary, all liabilities and obligations of Sellers (whether known or unknown, liquidated or unliquidated, contingent or fixed) other than the Assumed Liabilities (the “Excluded Liabilities”), shall remain the liabilities and obligations of Sellers, and shall not be assumed by Purchaser pursuant hereto (regardless of whether any such liabilities or obligations are disclosed in this Agreement). Each Seller hereby agrees that it shall fully and timely pay, perform and discharge all of the Excluded Liabilities in accordance with their respective terms. Without limiting the generality of the foregoing, Excluded Liabilities of Sellers include the following:

(a)    any liability or obligation of any Seller arising under any Assumed Contract, Lease, License or other agreement as a result of any act or omission occurring prior to the Closing Date;

(b)   any liability or obligation related to the Excluded Assets;

(c)    any liability or obligation for any Taxes owed by any Seller or arising in connection with the consummation of this Agreement and the transactions contemplated hereby, unless otherwise provided in this Agreement;

(d)   any liability or obligation of Sellers for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(e)    any liability or obligation of Sellers under or in connection with any action, suit, proceeding or investigation arising out of acts, omissions or events occurring prior to the Closing Date, including, but not limited to, claims or actions pursuant to any statutes and regulations with respect to short-term loans, usury statutes, the Equal Credit Opportunity Act and Regulation B promulgated thereunder, the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, the federal Fair Credit Reporting Act, the Federal Trade Commission’s Rule on Credit Practices, and any other federal, foreign, state or local statute, law, ruling, or ordinance; provided, however, that all such actions, proceedings, suits, and investigations arising out of any acts, omissions or events occurring on or after the Closing Date relating to the Acquired Assets or the Business or any activity, form or aspect thereof shall be the sole obligations of the Purchaser, except as set forth in Section 3.11(a)(ii);

(f)    any liability or obligation of Sellers relating to any breach of contract, breach of warranty, tort, infringement or violation of law arising out of acts, omissions or events occurring prior to the Closing Date, except as set forth in Schedule 1.4(f);

(g)    any liability or obligation of Sellers to any employee as a result of this transaction and any liability or obligation under or in connection with any employee benefit plan, policy or practice, or any employment agreement, collective bargaining agreement or severance agreement except as set forth in Schedule 1.4(g);

(h)   any liability or obligation of Sellers to indemnify any person by reason of the fact that such person was an employee, officer, director, manager or agent of Sellers (or such person was serving in any such capacity of any other entity at the request of any Seller) prior to the Closing Date; and

(i)    any liability or obligation relating to any loan, line of credit, guaranty or other indebtedness of Sellers not assumed by Purchaser pursuant to Section 1.3.

1.5   Closing.   The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at the offices of Greenebaum Doll & McDonald, PLLC, located at 101 South Fifth Street, 3500 National City Tower, Louisville, Kentucky, at 10:00 a.m., local time, on (a) the second business day following the last to be fulfilled or waived of the conditions set forth in Articles 6 and 7, or (b) such other time, date or place as Purchaser and the “Seller Representative” (as defined in Section 9.6) shall mutually agree to in writing, but not later than the “Termination Date” (as defined in Section 8.1(e)). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.6   Purchase Price.   Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay a total purchase price for the Acquired Assets (the “Purchase Price”) equal to $8,395,000, subject to adjustment as set forth in Section 1.7 below and payable as set forth in Section 1.8 below, plus the assumption of the Assumed Liabilities.

1.7   Adjustments to Purchase Price.

(a)    For purposes of this Section 1.7,

(i)          the term “Net Working Capital” means (A) the aggregate amount of the “Current Assets” (as hereinafter defined) of Sellers less (B) the “Current Liabilities” (as hereinafter defined) of Sellers, both determined as of 11:59 p.m., Atlanta, Georgia time, on the Closing Date in accordance with United States of America’s generally accepted accounting principles consistently applied (“GAAP”) and without giving effect to the transactions contemplated by this Agreement;

(ii)        the term “Current Assets” means those assets of the type listed on Part I of Schedule 1.7;

(iii)       the term “Current Liabilities” means those liabilities of the type list on Part II of Schedule 1.7 hereto; and

(iv)        the term “Target Working Capital” means the Net Working Capital of the Sellers in an amount equal to $385,000.

(b)   No more than ten days prior to the Closing Date, the “Seller Representative,” as defined in Section 9.6, and the Purchaser shall jointly prepare, or cause to be prepared, a statement (the “Estimated Closing Working Capital Statement”), which shall set forth a good faith and reasonable itemized calculation of the estimated Current Assets, Current Liabilities and Net Working Capital (the “Estimated Working Capital”). At the Closing, if the Estimated Working Capital is less than the Target Working Capital, then the Purchase Price shall be decreased by the difference between the Estimated Working Capital and the Target Working Capital. At the Closing, if the Estimated Working Capital as reflected on the Estimated Closing Working Capital Statement is greater than the Target Working Capital, then the Purchase Price shall be increased by the difference between the Estimated Working Capital and the Target Working Capital.

(c)    The Purchase Price, after giving effect to the adjustments provided for in Section 1.7(b) shall be referred to herein as the “Adjusted Purchase Price.”

(d)   Within 60 days after the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to the Seller Representative a statement (the “Actual Closing Working Capital Statement”) which shall set forth an itemized calculation of the Current Assets, the Current Liabilities and the actual Net Working Capital (the “Actual Closing Working Capital”). The Actual Closing Working Capital Statement shall be prepared in accordance with GAAP.

(e)    The Seller Representative and its accountants shall have 30 days after its delivery to review the Actual Closing Working Capital Statement. The Seller Representative shall have access to the work papers of Purchaser and its accountants used in preparing the Actual Closing Working Capital Statement. If Seller Representative determines that the Actual Closing Working Capital has not been calculated in accordance with Section 1.7(a) above, the Seller Representative shall inform Purchaser in writing (an “Objection”), setting forth a specific description of the basis of the Objection and an Actual Closing Working Capital Statement reflecting the adjustments to the amount of the Actual Closing Working Capital which the Seller Representative believes should be made, which Objection must be delivered to Purchaser on or before the last day of such 30 day period. Purchaser and the Seller Representative shall then have 30 days to attempt in good faith to reach an agreement with respect to any disputed matters in respect of the Actual Closing Working Capital. In reviewing any Objection, Purchaser and its accountants shall have reasonable access to the work papers of the Seller Representative and its accountants. If Purchaser and the Seller Representative are unable to resolve all of their disagreements with respect to the determination of the foregoing items within said 30-day period, they shall submit their respective prepared Actual Closing Working Capital Statement to one of the “Big Four” accounting firms, or such other accounting firm, as the Purchaser and Seller Representative shall agree, provided, that such accounting firm has not provided any services to Sellers or Purchaser within the last twenty-four months and does not anticipate providing such services to Sellers or Purchaser in the next twelve months (the “Audit Firm”). The Audit Firm shall, acting as an expert and not as an arbitrator, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Actual Closing Working Capital Statement requires adjustment. The Parties shall direct the Audit Firm to use all reasonable efforts to render its determination within 30 days after such submission. The Audit Firm’s determination regarding any such adjustment shall be conclusive and binding upon Purchaser and the Sellers. The Party with the greatest difference between its calculated amount and the adjusted amount finally determined by the Audit Firm shall solely bear the fees and disbursements of the Audit Firm in rendering its determination. Purchaser and the Seller Representative shall make readily available to the Audit Firm all relevant books and records and any work papers (including those of the Parties’ respective accountants) relating to the Actual Closing Working Capital Statement and all other items reasonably requested by the Audit Firm. The “Final Working Capital Statement” shall be deemed to be (i) the Actual Closing Working Capital Statement if no Objection is delivered by during the 30 day period specified above, or (ii) if an Objection is delivered by the Seller Representative, the Actual Closing Working Capital Statement, as adjusted by either (A) the agreement of the Parties or (B) the Audit Firm.

(f)    If the Actual Closing Working Capital as reflected on the Final Working Capital Statement is less than the Estimated Working Capital, then the difference between such Actual Working Capital and the Estimated Working Capital, plus interest at the prime rate (as set forth in the “Money Rates” section of The Wall Street Journal) on such amount from the Closing Date through the date of payment, shall be paid by Sellers to Purchaser within ten (10) days after the final determination of the Final Working Capital Statement. If the Actual Working Capital as reflected on the Final Working Capital Statement is greater than the Estimated Working Capital, then the difference between such Actual Working Capital and the Estimated Working Capital, plus interest at the prime rate (as set forth in the “Money Rates” section of The Wall Street Journal) on such amount from the Closing Date through the date of payment, shall be paid by Purchaser to the Seller Representative, on behalf of each Seller, within ten (10) days after the final determination of the Final Working Capital Statement. Purchaser and Sellers hereby agree that any payment made pursuant to this paragraph (f) shall be treated for “Tax” (as defined in Section 3.17(g)(i) purposes as a decrease or increase, as the case may be, of the Adjusted Purchase Price.

(g)    Notwithstanding Section 10.4(b), if it is determined that the Final Working Capital Statement should have, in accordance with the terms of this Agreement, included or excluded an amount(s) in such Final Working Capital Statement within two (2) years following the Closing Date, then if the aggregate sum of such amounts is greater than $3,750 then the full amount shall be paid to the appropriate party.

1.8   Payment of Purchase Price.   At the Closing, Purchaser shall pay the Adjusted Purchase Price in the following manner:

(a)    deposit in escrow with the Escrow Agent (“Escrow Agent”), which shall be either SunTrust Bank, National City Bank, NA or BankOne, NA and as identified in the form of Escrow Agreement to be mutually agreed to by the Parties (the “Escrow Agreement”), $693,376, with an amount to be disbursed to the Seller Representative 135 days after the Closing Date such that $277,350 shall remain in escrow and disbursed to the Seller Representative twenty-four months after the Closing Date, and in each instance such disbursements shall be made in accordance with the terms and conditions of the Escrow Agreement; provided, however, that to the extent a written claim which is permitted by this Agreement has been made by Purchaser prior to such 135-day period, the amount in question and set forth in such written claim shall not be disbursed to the Seller Representative until finally resolved pursuant to the terms of this Agreement;

(b)   pay or cause to be paid to the Seller Representative, on behalf of each Seller (in accordance with the amounts and percentages set forth on Schedule 2), the aggregate amount of the Adjusted Purchase Price remaining after giving effect to paragraph (a) of this Section 1.8.

All amounts paid pursuant to this Section 1.8 shall be via wire transfer of immediately available Federal Reserve funds to an account to be designated in writing by the Seller Representative.

1.9   Contracts Not Transferable.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute an agreement to transfer or assign any Assumed Contract if an attempted transfer or assignment, without the consent of any person, entity or governmental or regulatory authority, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or the Sellers thereunder. Each Seller and Purchaser shall use its commercially reasonable efforts to obtain any consents or waivers required to assign to Purchaser all rights, benefits and interests under each Assumed Contract without any conditions to such transfer or changes or modifications of the terms thereunder (including pricing terms), or make available to Purchaser the practical benefit of any such Assumed Contract) as permitted by the terms thereof, in a manner to permit the Business to be conducted in all material respects as currently conducted following the Closing; provided, however, that the assignment of any agreement may (but is not required to) include a full or partial release of all obligations of the Sellers from any such agreement.

ARTICLE 2
INDIVIDUAL REPRESENTATIONS AND WARRANTIES
OF THE MEMBER GUARANTORS

Each Member Guarantor hereby severally as to itself only (based on and limited to such Member Guarantor’s percentage listed in Schedule 2) and not jointly,represents and warrants to Purchaser that, as of the date of this Agreement and as of the Closing Date:

2.1   Organization and Good Standing.   If such Member Guarantor is a corporation or limited liability company, as the case may be, that it is duly incorporated, formed or organized, validly existing and in good standing under the laws of the state of its incorporation, formation or organization, as the case may be. Each such Member Guarantor which is a corporation or limited liability company, as the case may be, has the necessary corporate or limited liability company power and authority to carry on its business as it is now being conducted.

2.2   Power and Authority.   Such Member Guarantor has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

2.3   Due Execution; Binding Effect.   This Agreement, and each other certificate, agreement, document or instrument to be executed and delivered by such Member Guarantor in connection with the transactions contemplated by this Agreement, has been or will be, as applicable, duly and validly executed and delivered by such Member Guarantor and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of such Member Guarantor, enforceable against such Member Guarantor in accordance with its terms.

2.4   No Violation; Consents.   Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the HSR Act (as defined herein) and except as set forth in Schedule 3.4, the execution, delivery and performance by such Member Guarantor of this Agreement, and each other certificate, agreement, document or instrument to be executed and delivered by such Member Guarantor in connection with the transactions contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not and will not, with or without the passing of time or the giving of notice, or both:

(a)    violate or conflict with any provision of the organizational documents of such Member Guarantor, as applicable;

(b)   breach or otherwise constitute or give rise to a default under, result in the loss of any benefit under or permit the acceleration of any obligation under any contract, commitment or other obligation to or by which such Member Guarantor is a party or is bound;

(c)    violate any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental or regulatory authority to which such Member Guarantor is subject; or

(d)   require any consent, approval, order or authorization of, notice to, or filing, recording, registration or qualification with any person, entity, court or governmental or regulatory authority.

2.5   No Amounts Owed to Member Guarantors.   No Seller owes or is obligated to pay such Member Guarantor any amount, and such Member Guarantor has no claim of any kind against any Seller or any affiliate, employee, officer, director or manager of any Seller, in either case, for which Purchaser shall become liable or for which the Acquired Assets will be subject to any Lien.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, hereby represents and warrants to Purchaser that as of the date of this Agreement and as of the Closing Date:

3.1   Organization and Good Standing.   Each Seller is a corporation or limited liability company, as the case may be,  duly incorporated, formed or organized, validly existing and in good standing under the laws of the state of its incorporation, formation or organization, as the case may be. Seller has the necessary corporate or limited liability company power and authority to carry on its Business as it is now being conducted and to own and lease the properties and assets it now owns and leases. Schedule 3.1 sets forth a true, correct and complete list of all jurisdictions in which each Seller is operating its Business, and each Seller is duly qualified or licensed to transact Business and is in good standing as a foreign company in each jurisdiction where the character of its activities requires such qualification.

3.2   Power and Authority.   Each Seller has the requisite power and authority to enter into this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of any Seller are necessary to authorize the execution, delivery and performance of this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement.

3.3   Due Execution; Binding Effect.   This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by each Seller in connection with the transactions contemplated by this Agreement, have been or will be, as applicable, duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

3.4   No Violation; Consents.   Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust and Improvement Act of 1976, as amended (the “HSR Act”), if any, and except as set forth on Schedule 3.4, the execution, delivery and performance by Sellers of this Agreement, and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not, with or without the passing of time or the giving of notice, or both:

(a)    violate or conflict with any provision of the Certificate of Formation, the Operating Agreement or other organizational document, as the case may be, of any Seller;

(b)   breach or otherwise constitute or give rise to a default under, result in the loss of any benefit under or permit the acceleration of any obligation under any contract, commitment or other obligation to or by which any Seller is a party or is bound;

(c)    violate any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental or regulatory authority to which any Seller is subject; or

(d)   require any consent, approval, order or authorization of, notice to, or filing, recording, registration or qualification with any person, entity, court or governmental or regulatory authority, other than “Leases” pursuant to the “Leased Real Property” (as defined in Section 3.8) which require consent to assign.

3.5   Subsidiaries.

No Seller has any subsidiaries other than the subsidiaries listed on Schedule 3.5. Except for such subsidiaries listed on Schedule 3.5, Seller (i) does not own or control any securities or own other investments in any person or entity; and (ii) is not a participant in any joint venture, partnership or similar arrangement.

3.6   Financial Statements.

(a)    Schedule 3.6(a) sets forth (i) the unaudited financial statements of each Seller for the years ended December 31, 2001, 2002, and 2003, and (ii) the unaudited financial statements of each Seller for the two month period ended February 29, 2004 (collectively, the “Initial Financial Statements”). Except as set forth in Schedule 3.6(b), the Initial Financial Statements were prepared in accordance with GAAP, may be reconciled with the books and records of such Seller, and fairly present in all material respects the financial condition of such Seller as of the dates indicated therein and the results of operations of such Seller for the periods covered thereby, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments for the unaudited financial statements, none of which, in the aggregate, would reasonably be likely to have a Material Adverse Effect. When delivered to Purchaser pursuant to Section 5.6, the “Final Financial Statements” (as defined in Section 5.6) will have been prepared in accordance with GAAP, will be reconcilable with the books and records of such Seller and will fairly present in all material respects the financial condition of such Seller as of the dates indicated therein and the results of operations of such Seller for the period covered thereby.

(b)   Notwithstanding anything to the contrary, Sellers and Member Guarantors shall not be liable to the Purchaser or any other person, and Purchaser and its assignees shall have absolutely no claims against Sellers or the Member Guarantors, for a breach of this Section 3.6 whether through Article 10 or otherwise, for the manner or year in which Sellers have booked (or not booked, as the case may be) or reserved (or not reserved, as the case may be) any liabilities or expenses relating to changes in or new laws or interpretations of such laws (including, but not limited to, statutes, ordinances, regulations, administrative proceedings, lawsuits, interpretations by any regulatory agency or any similar actions causing such changes in laws, new laws or changes in interpretations), judicial or administrative judgments including, but not limited to, arbitration decisions, rulings, orders, any changes affecting the industry of the Business in general (the “Industry”), and the like, regardless whether pending as of the date of this Agreement or arising after the date of this Agreement; provided, however, that this Section 3.6(b) shall not relieve Sellers from disclosing to Purchaser the matters described in this Section 3.6(b) to the extent required pursuant to Section 5.8.

3.7   No Undisclosed Liabilities.   Except as set forth in Schedule 3.7, Sellers do not have any indebtedness, liability, or obligation of any nature that is required by GAAP to be reflected on a balance sheet except (a) those reflected in the Latest Balance Sheet of such Seller, or (b) liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of Business consistent with such Sellers’ past practices. Sellers do not have any obligations (absolute or contingent) to provide funds on behalf of, or to guarantee or assume any debt, liability or obligation of, any person or entity that will be an Assumed Liability or result in a Lien on the Acquired Assets.

3.8   Real Property.   Seller does not own any real property. Schedule 3.8(a) sets forth a correct and complete list of the real property leased by each Seller (the “Leased Real Property”), and Seller has previously delivered (or will have delivered within 20 days after the date of this Agreement) to Purchaser a true and complete copy of all its real property leases and agreements in respect of the Leased Real Property (collectively, the “Real Property Leases,” and together with the leased personal property, the “Leases”). Except as set forth on Schedule 3.8(b), Seller holds an unencumbered interest in the leasehold estate of all such Leased Real Property and is not a party to any oral leases in respect thereof. None of such Leased Real Property is carried as an asset on the books of Seller other than as leasehold improvements. None of such Leased Real Property is subject to any easement, right of way, grant, building or use restriction, exception, reservation, limitation or other impediment, except as would not reasonably be likely, in the aggregate, to have a Material Adverse Effect on the Business, and the Sellers currently enjoy peaceful and undisturbed physical possession of all such Leased Real Property. Except as set forth on Schedule 3.8(c), Seller does not use or have any interest in any real property, other than the Leased Real Property. Except as set forth on Schedule 3.8(d), Seller is not in material violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of the Leased Real Property.

3.9   Title to Assets.

(a)    Except for the Leased Real Property, the leased tangible property set forth on Schedule 3.9(a)(1) (the “Leased Personal Property”), and any licensed Intellectual Property, Seller owns all of the Acquired Assets, free and clear of any and all Liens other than (i) Liens for Taxes not yet due or in default and payable without penalty and interest; (ii) Liens fully reflected or reserved against in the Latest Balance Sheet; and (iii) Liens to be discharged by Seller on or prior to Closing (which are set forth on Schedule 3.9(a)(2)). There are no existing or proposed agreements, options, commitments or rights with, of or to any person or governmental authority to acquire or to condemn, expropriate or otherwise take without payment any of the Acquired Assets or any interest therein, and all of the tangible personal property included in the Acquired Assets are in good repair and operating condition in all material respects (normal wear and tear excepted). Seller has heretofore delivered (or will have delivered within 20 days after the date of this Agreement) to Purchaser a true and complete copy of all Leases and agreements in respect of the Leased Personal Property, and, except as set forth on Schedule 3.9(a)(3), Seller holds an unencumbered interest in the leasehold estate of all such Leased Personal Property and is not a party to any oral leases in respect thereof. None of such Leased Personal Property is carried as an asset on the books of Seller. None of the Acquired Assets are subject to any sublease, license or grant of any rights thereto to any third party, other than as set forth in Schedule 3.9(a)(4).

(b)   Except as set forth on Schedule 3.9(b), the Acquired Assets constitute all assets and properties necessary to permit Sellers to conduct the Business in accordance with such Seller’s past practices.

3.10   Intellectual Property.

(a)    Schedule 3.10(a) contains a correct and complete description of all “Registered Intellectual Property” (as defined herein).

(b)   Schedule 3.10(b) contains a correct and complete description of all “Intellectual Property” licensed to any Seller from a third party or licensed by any Seller to a third party.

(c)    Except as set forth on Schedule 3.10(c):

(i)          Seller owns good, valid, legal and beneficial title to, or, with respect to Intellectual Property licensed to Seller, a valid right to use, all of the Intellectual Property, free and clear of any and all Liens;

(ii)        No royalty, payment or other fee is required to be paid by Seller to any individual, entity or governmental authority in respect of the use of any of the Intellectual Property;

(iii)       Sellers have the exclusive right to their use of all of the Intellectual Property owned by Sellers and have not granted any license or other rights to any person or entity in respect of the Intellectual Property;

(iv)        There are no restrictions on the ability of Sellers (or any successor to or assignee from Seller) to use and exploit any or all of Seller’s rights in the Intellectual Property owned by Seller;

(v)         To the Knowledge of Sellers, all statements contained in all applications prepared by Seller for the registration of any Intellectual Property were, are and will be, as the case may be, true, correct and complete;

(vi)        The current and past conduct of the Business of Sellers and the use by Sellers of the Intellectual Property do not infringe, and Sellers have not received, and, to Sellers’ Knowledge, no fact or circumstance exists which could give rise to, any notice, demand, action, proceeding, complaint, threat or claim alleging infringement of, any patent, trademark, trade name, trade secret, obligation of confidence or other proprietary, contract or intellectual property right of any individual, entity or governmental authority;

(vii)      There is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the Knowledge of Sellers, threatened that challenges the rights of Sellers in respect of any Intellectual Property and none of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or governmental or regulatory authority;

(viii)     To Sellers’ Knowledge, none of the owned Intellectual Property of such Sellers is being infringed by any other person or entity; and

(ix)        Sellers are not in breach of any agreement under which they acquire or have acquired any claim in any Intellectual Property, and, to Sellers’ Knowledge, no party with whom Sellers have an agreement relating to any Intellectual Property is in breach of such agreement.

(d)   For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “Intellectual Property” means all intellectual property (other than off-the-shelf software that can be transferred without the consent of any party), whether in existence or under development, owned, held or used by Seller in the Business, including, without limitation: (i) all inventions, improvements and discoveries, whether or not reduced to practice and whether or not made the subject of a pending patent application or applications; (ii) national, regional and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, division, continuations, continuations in part, extensions, reexaminations and all foreign counterparts) and all rights therein provided by international treaties or conventions and any and all improvements or enhancements to the inventions disclosed in each such registration, patent or application; (iii) all trademarks, service marks, trade dress, get-up, logos, trade names, domain names and corporate names, and all associated goodwill, whether or not registered, including all rights under all trademark applications and all trademarks registered in the trademark offices or authorities of all nations throughout the world, and all rights therein provided by international treaties and conventions; (iv) all copyrights (registered or otherwise) and all rights under any registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (v) all computer hardware and computer software, including source codes, interfaces, operating systems, file and data models, specifications, data, databases, files, documentation and any and all other materials related thereto, and all intellectual property rights in and to any of the foregoing, including any copyrights; (vi) all confidential information and trade secrets, including formulas, compositions inventions and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice; (vii) all rights to obtain any rights to apply for patents, and to register trademarks, industrial design and copyrights or other intellectual property rights; (viii) all rights and benefits under any license arrangements or agreements with any third parties whether express, implied or by reason of conduct or nature of trade in respect of any of the foregoing; and (ix) all rights whether arising at law, in equity or by course of conduct, under any agreements under which Seller may make any claim to any right, title or interest in any of the foregoing or related possessory or other proprietary right of any individual, entity or governmental authority.

(ii)        “Registered Intellectual Property” means all United States, international and foreign (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks or service marks, intent-to-use applications, other registrations or applications to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority to protect or perfect Seller’s rights in such Intellectual Property other than filings to perfect Liens or other security interests in such Intellectual Property.

3.11   Notes and Receivables.

(a)    (i)          Each Seller has delivered to Purchaser complete and accurate information in all material respects (either on computer disk or hard copy format) of all receivables of Seller, including, without limitation, information with respect to aging dated within ten (10) days of the date of the execution of this Agreement. None of Sellers’ receivables have been written off by Sellers since the Latest Balance Sheet, have been factored, pledged, turned over for collection or assigned to any person or third party, other than in the ordinary course of Sellers’ business consistent with past practices, and pledges of receivables to Bank One, which shall be discharged by Sellers on or prior to the Closing Date. Provided, however, all the promissory notes receivables created under the bank model (the “Bank Model”) created pursuant to the agreements described on Schedule 3.11(a) (the “Bank Agreements”), are owned by Community State Bank, and not by Sellers; provided, however, that any receivables that may have been assigned by Community State Bank to the Sellers in accordance with the Bank Agreements will be assigned to the Purchaser at the Closing.

(ii)        All receivables of Sellers resulting from indebtedness of customers of Sellers (but not including the receivables created under the Bank Model) included in the Acquired Assets (the “Business Receivables”) are valid and at the time of their creation complied in all material respects with all laws and regulations applicable thereto and pursuant to an agreement that complied in all material respects with all laws and regulations. All receivables created under the Bank Model have been created in accordance with the Bank Agreements insofar as the acts of Sellers are concerned. None of Seller’s Business Receivables are subject to any valid defenses, counterclaims or rights of setoff (including defenses arising out of violations of usury laws), other than (x) defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, and (y) the right of a customer to rescind an agreement under applicable law. All Business Receivables of Seller were originated in the ordinary course of business and were made pursuant to such Seller’s standard customer agreement (other than the employee loans which have been disclosed to the Purchaser), which agreements are legal, valid and binding and enforceable against the account payor in accordance with their terms. Provided, however, all of the provisions of this Section 3.11(a)(ii) shall be deemed null and void ab initio with respect to such Business Receivable on the earliest to occur of the date that such Business Receivable is redeemed, paid off, renewed, rolled-over, replaced or resolved pursuant to collection efforts or written off no later than ninety (90) days after the due date of the particular Business Receivable; provided, further, that any liability of Sellers to any account debtor or governmental agency or body in connection with any Business Receivable shall remain the sole responsibility of Sellers (or Community State Bank as to the business receivables at the date of Closing it owns) unless such liability arises as a result of an action, omission or event by the Purchaser after the Closing. All of the Business Receivables will be assigned by Sellers to Purchaser at Closing without any warranty of collectibility, but nevertheless such Business Receivables will be subject to this Section 3.11(a)(ii).

(b)   Schedule 3.11(b) hereto sets forth a correct and complete list of each note receivable, account receivable and other receivable owned by or due to Seller, including any reserves associated therewith, that individually is (i) over $15,000; or (ii) entered outside of the ordinary course of such Seller’s Business consistent with its past practices.

3.12   Contracts and Commitments.   Schedule 3.12(a) sets forth a correct and complete list of all material contracts, agreements and commitments that remain in effect or which the parties thereto continue to operate under, including, without limitation, all of the following:

(a)    all indentures, security agreements, and other agreements and instruments relating to the borrowing of money by Seller or the creation of any Lien on the Acquired Assets;

(b)   all form agreements and form customer contracts that are currently in effect for short-term consumer loans and all other customer agreements and contracts that are currently in effect for  short-term consumer loans not in accordance with any such form that are still open and not charged off;

(c)    all management agreements, consulting agreements, arrangements or agreements related to temporary services of any kind that require payments, individually, greater than $25,000 annually, and employment agreements;

(d)   all union and other collective bargaining agreements;

(e)    all agreements and licenses in respect of the Intellectual Property;

(f)    all current contracts or outstanding commitments relating to the sale by Seller of any asset other than in the ordinary course of Business consistent with such Seller’s past practices;

(g)    all agreements for capital expenditures in excess of $25,000 for any single project;

(h)   all joint venture agreements;

(i)    all agreements requiring the consent of any party thereto to the consummation of the transactions contemplated by this Agreement;

(j)     all Leases in respect of the Leased Real Property and the Leased Personal Property;

(k)   all agreements prohibiting, partially restricting, or otherwise limiting the ability of Sellers to compete, solicit customers or otherwise conduct any business anywhere in the world; and

(l)    other than as addressed above and other than utility contracts (“Utility Contracts”), all other agreements, contracts and commitments that involve payments of more than $25,000 in any single year, or that are otherwise material to such Seller.

Except as set forth on Schedule 3.12(b), each contract, agreement or commitment listed on Schedule 3.12(a) was entered into in the ordinary course of business consistent with such Seller’s past practices, is in full force and effect, is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of Seller, and, to Seller’s Knowledge, each other party thereto. Seller has neither given nor received, and no fact or circumstance exists which could give rise to, any notice of default, termination or partial termination under any contract or agreement listed on Schedule 3.12(a) and included in the Acquired Assets, and there is no existing or continuing default by Seller or, to the Knowledge of Seller, any other party in the performance or payment of any obligation under any such contract or agreement, other than defaults by customers of a Seller (and of Community State Bank) in the ordinary course of business, and Sellers are in compliance in all material respects with the provisions of each such contract or agreement. Sellers have previously delivered (or will have delivered within 20 days after the date of this Agreement) to Purchaser a correct and complete copy of each contract or agreement required to be listed on Schedule 3.12(a).

3.13   Ordinary Course of Business.   Except as set forth on Schedule 3.13, since December 31, 2003, each Seller has conducted its Business in the ordinary course consistent with such Seller’s past practices, and, without limiting the generality of the foregoing, since such date:

(a)    each Seller has not suffered any Material Adverse Effect;

(b)   there has been no destruction or loss of or to any of the Acquired Assets, whether or not covered by insurance, or any deterioration in the condition of the Acquired Assets, except in each case, as would not reasonably be likely, in the aggregate, to have a Material Adverse Effect on Sellers other than charge-offs of receivables in the ordinary course of business;

(c)    there has been no sale, transfer or other disposition of any material assets, other than in the ordinary course of Business consistent with such Seller’s past practices;

(d)   the books, accounts and records of Seller have been maintained in the usual, regular and ordinary manner in accordance with GAAP;

(e)    there has been no labor dispute, organizational effort by any union, unfair labor practice charge or employment discrimination charge, nor institution or threatened institution of any effort, complaint or other proceeding in connection therewith, involving such Seller;

(f)    there has been no amendment, termination or waiver of any right of Seller under any contract or agreement material to Sellers or under any governmental license, permit or authorization, other than in the ordinary course of Business consistent with such Seller’s past practices;

(g)    there has been no: (i) increase in the compensation, distribution or in the rate of compensation, distribution or commissions payable or to become payable by Sellers to any “Employees” (as defined in Section 3.21(a)), salesman, independent contractors or agents of Sellers, other than in the ordinary course of Business consistent with such Seller’s past practices; (ii) increase in any payment of or commitment to pay any distribution, bonus, profit sharing or other extraordinary compensation to any Employee, salesman, independent contractor or agent of Seller, other than in the ordinary course of Business consistent with such Seller’s past practices; or (iii) grant or commitment to grant any increase in or right to severance or termination pay or any other compensation, distribution or benefits payable to any Employee upon a change of control of any Seller; provided, however, this provision does not apply to any “Excluded Employees” (as defined in Section 9.5(a));

(h)   as of the date of this Agreement, there has been no change in any law or regulation applicable to Seller in any jurisdiction in which any Seller conducts its Business, except as would not, in the aggregate, have a Material Adverse Effect;

(i)    there has been no Lien created on or in any of the Acquired Assets or assumed by Seller with respect to any of the Acquired Assets, other than in the ordinary course of Business consistent with such Seller’s past practices;

(j)     there has been no creation of, amendment to or contributions, grants, payments or accruals for or to the credit of any employee of Sellers with respect to any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan, or any union, employment or consulting agreement or arrangement, other than in the ordinary course of business consistent with such Seller’s past practices; and

(k)   Sellers have neither made nor committed to make any capital expenditures, other than in the ordinary course of business or as contemplated by this Agreement.

3.14   Litigation.   Except as set forth on Schedule 3.14, there is no litigation, action, suit, arbitration, mediation, hearing or governmental investigation pending or, to the Knowledge of Seller, threatened against Seller (i) which affects the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or which seeks to obtain damages or obtain relief as a result of the transactions contemplated by this Agreement, or (ii) which would reasonably be likely to have a Material Adverse Effect on Sellers or the Acquired Assets. No judgment, award, order or decree has been rendered against Sellers which is still outstanding. Except as set forth in Schedule 3.14, there is no action or suit by Sellers pending or threatened against any other party, including, without limitation, any action brought by Sellers to enforce any non-competition agreement, other than collection actions by Sellers to collect their (and Community State Bank’s) receivables in accordance with past practices.

3.15   Compliance with Laws; Federal Regulations.

(a)    Except as set forth on Schedule 3.15(a), Sellers are in compliance with, and have in the past three years complied, in all material respects, with all statutes, laws, rules, regulations, orders, decrees and ordinances applicable to it or the operation of its Business, including, without limitation, applicable local, state and federal statutes and regulations with respect to short-term loans, usury statutes, the Equal Credit Opportunity Act and Regulation B promulgated thereunder, the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, the federal Fair Credit Reporting Act, the Federal Trade Commission’s Rule on Credit Practices, and any statutes or regulations with respect to the collection of debts, and Sellers have not received written notice of any such violation; provided, however, that other than as specifically provided in Section 3.11(a)(ii), the Sellers and the Member Guarantors are not and shall not be responsible or liable to Purchaser or its assignees (i) for the Purchaser’s or its assignees’ operations of the Business on and after the Closing Date or (ii) for a breach of this Section 3.15(a) as a result of changes in laws or interpretations of such laws (including, but not limited to, statutes, ordinances, regulations, administrative proceedings, lawsuits, interpretations by any regulatory agency or any similar actions causing such changes in laws, new laws or changes in interpretations), judicial or administrative judgments (including, but not limited to, threatened lawsuits against other persons in the Industry), arbitration decisions, or rulings or orders affecting the Industry in general, and the like, regardless whether pending as of the date of this Agreement or arising after the date of this Agreement; provided, however, that this Section 3.15(a) shall not relieve the Sellers from disclosing to the Purchaser those items which are required to be disclosed by the Sellers to the Purchaser pursuant to Section 5.8. Except as set forth on Schedule 3.14 or Schedule 3.15(a), no Seller has been presently charged with nor has received, any written notice of any adverse proceeding material to Sellers or the Business that remains unresolved as of the date of this Agreement. Provided, however, that all provisions of this Section 3.15(a), insofar as is applicable to Business Receivables, shall be deemed null and void ab initio with respect to each and every Business Receivable on the earliest to occur of the date that such Business Receivable is redeemed, paid off, renewed, rolled-over, replaced or resolved pursuant to collection efforts or written off no later than ninety (90) days after the due date of the particular Business Receivable; provided, further, that any liability to any account debtor or governmental agency or body in connection with a Business Receivable remain the sole responsibility of Sellers (or as to the receivables of Community State Bank at the Closing shall be governed by the Bank Agreements).

(b)   Neither Sellers nor any of their subsidiaries nor any person or entity controlling, controlled by or under common control with Sellers or any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither Sellers nor any of their subsidiaries is an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined under the Investment Company Act of 1940, as amended.

3.16   Permits and Licenses.   Except as set forth on Schedule 3.16(a) or as a result of changes in laws or interpretations of such laws (including, but not limited to, statutes, ordinances, regulations, administrative proceedings, lawsuits, interpretations by any regulatory agency or any similar actions causing such changes in laws, new laws or changes in interpretations), judicial or administrative judgments, arbitration decisions, rulings, orders, any changes affecting the Industry in general, and the like regardless whether pending as of the date of this Agreement or arising after the date of this Agreement, each Seller (i) has all material licenses, permits, approvals and authorizations required by federal, state and local governmental or regulatory authorities which are necessary to conduct the Business in a manner consistent with Seller’s past practices, to own or hold under lease the Acquired Assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, including without limitation, all licenses and regulatory approvals relating to deferred presentment, deferred deposit, and short-term and other loan transactions; and (ii) is in compliance with all such licenses, permits, approvals and authorizations, except, in each case as would not reasonably be likely to have, in the aggregate, a Material Adverse Effect on any Seller or the Acquired Assets. Schedule 3.16(b) sets forth a correct and complete list of all such licenses, permits, licenses, approvals and authorizations and to Sellers’ Knowledge, no suspension, cancellation or imposition of limitations of any of them is threatened.

3.17   Taxes.   Except as set forth on Schedule 3.17(a):

(a)    Sellers have timely filed all “Tax Returns” (as hereinafter defined) that it was required to file, all such Tax Returns were correct and complete in all material respects, and all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return. To Sellers’ Knowledge, no claim has ever been made by an authority in a jurisdiction where Sellers do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens on any of the Acquired Assets of Sellers that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)   Sellers have accrued, withheld or paid to the applicable tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, owner or other third party, and all Form W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)    No officer (or employee responsible for Tax matters) of Sellers expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no ongoing audit or examination or, to the Sellers’ Knowledge, other investigation by any governmental or regulatory authority of the Tax liability of Seller, and there is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which Sellers have Knowledge (or owners or employees of Sellers responsible for Tax matters has knowledge) based upon personal contact with any agent of such authority. Schedule 3.17(b) lists all federal, state, local, and foreign income Tax Returns filed with respect to Sellers for taxable periods ended on or after December 31, 2000, indicates any Tax Returns since Seller’s formation that have been audited and indicates any Tax Returns of Seller that currently are the subject of audit. Sellers have delivered (or will have delivered within 20 days after the date of this Agreement) to Purchaser correct and complete copies of all income Tax Returns, examination reports, and statements of deficiency assessed against or agreed to by such Sellers since December 31, 2000.

(d)   Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    The unpaid Taxes of Sellers (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(f)    None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G. Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or a member of any group of entities filing a combined or consolidated Tax Return; (ii) has never elected to be (or been) taxed as corporation for federal, state, local or foreign tax purposes; and (iii) has no liability for the Taxes of any individual or entity under Regulation § 1.1502-6 promulgated under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity.

(ii)        “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.18   Insurance.   Schedule 3.18 hereto contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for Sellers or any of its officers, directors, managers or employees in their capacities as such, together with a complete list of all material claims made within the last two (2) years and all pending claims under any such policies or bonds, other than claims with respect to health, medical and other similar insurance. Sellers have complied in all material respects with all terms, obligations and provisions of each of such policies and bonds and have paid all premiums due thereon, and no notice of cancellation with respect thereto has been received by Sellers. To the Knowledge of Sellers, no state of facts exists with respect to which Sellers would file in the ordinary course of its Business consistent with such Seller’s past practices, but has not filed, any material insurance claim.

3.19   Environmental.

(a)    Each of Seller and each Seller’s leasehold interest in the Leased Real Property are and have been in compliance in all material respects with all “Environmental Laws” (as hereinafter defined);

(b)   To the Knowledge of Sellers, there has been no “Release” (as hereinafter defined) by any Seller at any of the Leased Real Property, or, to the Knowledge of Sellers, at any disposal or treatment facility which received “Hazardous Substances” (as hereinafter defined) generated by or from such Seller and/or the Leased Real Property;

(c)    No “Environmental Action” (as hereinafter defined) is pending, has been asserted against or, to the Knowledge of Sellers, is threatened against any Seller;

(d)   To the knowledge of Sellers, the Leased Real Property has not been used as a treatment or disposal site for any Hazardous Substances during the period of Seller’s operation thereof;

(e)    Each Seller holds all licenses, permits and approvals required by that Seller by any regulatory authority under any Environmental Laws in connection with the operation of the Business;

(f)    With respect to Sellers and the Leased Real Property, Sellers are not aware of and have not received any written notification pursuant to any Environmental Laws that (i) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any license, permit or approval issued pursuant thereto; (ii) any material license, permit or approval under any Environmental Laws is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated; or (iii) any events, conditions, circumstances, activities, practices, incidents, actions or omissions may interfere with or prevent compliance or continued compliance with any Environmental Law; and

(g)    Sellers have previously delivered (or will have delivered within 20 days after the date of this Agreement) to Purchaser a copy of all reports, assessments, investigations, permits, correspondence and other documents and information whatsoever which relate to the compliance status of such Seller or the Leased Real Property under any Environmental Laws.

(h)   For the purposes of this Section 3.19, the following terms shall have the following meanings:

(i)          “Environmental Action” means any complaint, summons, action, citation, notice, directive, order, claim, litigation, investigation, request for information, judicial or administrative proceeding or action, judgment, letter or other communication from any person or regulatory authority involving or alleging violations of Environmental Laws or Releases or threatened Releases of Hazardous Substances.

(ii)        “Environmental Laws” means all applicable federal, state or local laws, statutes, ordinances, rules, regulations, orders, principles of common law, judgments, decrees, permits, licenses or other binding determinations of any regulatory authority, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to pollution or protection of the environment (including, without limitation, natural resources, surface water, groundwater, soils, and ambient air), human health and safety, land use matters or the presence, use, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of Hazardous Substances.

(iii)       “Hazardous Substances” means (a) any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous which is defined, listed or otherwise classified or regulated in any way as a “contaminant,” “pollutant,” “toxic pollutant,” “toxic substance,” “hazardous substance,” “hazardous waste,” “special waste,” or “solid waste” under any Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) radon; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

(iv)        “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substances (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances) into the indoor or outdoor environment.

3.20   Employee Benefits.

(a)    Schedule 3.20(a) lists, with respect to each Seller and any trade or business (whether or not incorporated) which is treated as a single employer with Seller (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to which Seller is a plan sponsor, participating employer, or with respect to which Employees are participants or eligible to participate, or which is required to be aggregated with a Business ERISA Plan for purposes of nondiscrimination testing under Code Section 410 or 401(k) (each a “Business ERISA Plan”). Schedule 3.20(a) also separately lists, with respect to Seller, any plan, benefit, program or arrangement not otherwise a Business ERISA Plan that provides for (i) any supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements for the benefit of Employees, (ii) any bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements for the benefit of Employees, and (iii) any other fringe or employee benefit plans, programs or arrangements that apply to Employees (all of which, together with the Business ERISA Plans, are referred to herein as the “Business Employee Plans”).

(b)   Each Seller has previously delivered (or will have delivered within 20 days after the date of this Agreement) to Purchaser a copy of each of the Business Employee Plans and related plan documents (including trust documents, insurance policies or contract, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Business ERISA Plan which is subject to ERISA reporting requirements, provided a copy of the most recent Form 5500 reports filed for the plan.

(c)    Any Business ERISA Plan intended to be qualified under Section 401(a) of the Code is qualified, and has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied to the Internal Revenue Service for such a determination letter. Sellers have also furnished Purchaser with the most recent Internal Revenue

Service determination letter issued with respect to each such Business ERISA Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Business ERISA Plan subject to Code Section 401(a).

(d)   No Business ERISA Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA), and each Seller has no actual or potential liability with respect to any defined benefit plan. Seller is not a party to, has not made a contribution to, and has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to any multi-employer plans within the meaning of ERISA Section 4001(a)(3) or any Business ERISA Plan of the type described in ERISA Section 4063 and 4064 or in Code Section 413(c). Neither any Seller nor any affiliate of Seller, is subject to any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA with respect to any of the Business ERISA Plans. With respect to the Business Employee Plans, all contributions attributable to plan years ending on or prior to the Closing Date and all employer and salary reduction employee contributions for the period prior to the Closing Date have been made on or prior to the Closing Date.

(e)    No Business Employee Plan promises or provides any health, life or other welfare benefits to retired or former employees of each Seller, other than as required by Code Section 4980B.

(f)    Each Business Employee Plan, and any related trust, insurance contract or fund (as applicable), has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and each Seller has performed, or caused to be performed by its responsible affiliate, all material obligations required to be performed under the Business Employee Plans. With respect to each Business ERISA Plan, each Seller has prepared (or has caused to be prepared) in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to Employees required to be filed, distributed or posted with respect to each such Business ERISA Plan. No suit, administrative proceeding, action or other litigation has been brought, or to Seller’s Knowledge is threatened, against or with respect to any Business Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(g)    With respect to each Business Employee Plan, each Seller has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder, (ii) the application requirements of the Family and Medical Leave Act of 1993, as amended, and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

3.21   Labor Matters.

(a)    Schedule 3.21(a)(1) contains a materially true and complete list of the names, positions and salaries or rates of pay, including bonus plans, of all persons presently employed (whether full- or part-time) by Seller in connection with the Business (the “Employees”) and all persons performing contract services for Seller in connection with the Business. Schedule 3.21(a)(2) lists all currently effective written or legally binding employment agreements and other material agreements with individual Employees that are not terminable at will, and all material consulting, independent contractor and other agreements with independent contractors or consultants to Sellers as of the date hereof, and Sellers will provide to Purchaser an updated list of such information prior to the Closing. Sellers have previously provided (or will provide within 20 days after the date of this Agreement) to Purchaser true and correct copies of all such written agreements. All independent contractors of Sellers have been properly classified as independent contractors for the purposes of Tax laws, laws applicable to employee benefits and other applicable law. All salaries and wages paid with respect to

Employees are in compliance in all material respects with applicable Tax laws, laws applicable to employee benefits and other applicable law. Schedule 3.21(a)(3) contains a list of all Employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such Employee is guaranteed by contract or statute, and a list of all Employees who have requested a leave of absence to commence at any time after the date hereof, the reason therefor, the expected length of such leave, and whether reemployment of such Employee is guaranteed by contract or statute. As of the date of this Agreement, to the knowledge of J. Douglas Kannapell, James A. Patterson II, Thomas A. Dieruf, Thomas H. Lowe or any Vice President of the Sellers, no regional director or divisional manager, or officer or any other key employee of any Seller, other than the Excluded Employees, has informed or advised Seller that such person does not intend to continue his or her employment or relationship with Seller or with Purchaser after the date hereof or as a result of the transactions contemplated hereby, unless otherwise stated herein or set forth in Schedule 3.21(a)(4).

(b)   The transactions contemplated by this Agreement will not result in any additional payments to, or increase the vested interest of, any Employee under any Business Employee Plan. All salaries and bonuses, deferred compensation and any other payments pursuant to any Business Employee Plan that are due and payable as of the Closing Date have been paid by Sellers (other than accrued vacation pay that has accrued during 2004 and bonuses for 2004 which are reflected on the Final Working Capital Statement but are based on the results of Sellers through the date of the Closing and only include amounts based on such results through the Closing Date), and all year-end and/or merit bonuses to Employees with respect to performance for the fiscal year ended December 31, 2003 shall have been paid by Sellers prior to the Closing Date.

(c)    (i) Neither Seller nor any Employee is engaged in any unfair labor practice, and neither is in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) there is no unfair labor practice complaint against any Seller actually pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board; (iii) there is no strike, labor dispute, slowdown, or stoppage actually pending or, to Seller’s Knowledge, threatened against Seller; (iv) no union organizing activities are taking place with respect to Seller or any Employee; (v) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller or any Employee and no claims therefor exist; (vi) no collective bargaining agreement that is binding on any Seller or any Employee restricts it, him or her from relocating or closing any of its operations; and (vii) Seller has not experienced any material work stoppage or other material labor difficulty.

(d)   Except as set forth on Schedule 3.21(d), and excluding workman’s compensation, no claim currently exists or is pending or, to Seller’s Knowledge, threatened against Seller or any Employees based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person’s employment with Seller, nor, to Sellers’ Knowledge, is there any basis for any such claim.

(e)    Except as set forth on Schedule 3.21(e), there are no pending or, to Seller’s Knowledge, threatened claims against Seller under any workers compensation plan or policy or for long term disability, and Seller has no obligations under COBRA with respect to any of its former employees or qualifying beneficiaries thereunder, and Seller has not incurred any material liability under and has complied at all times with the Worker Adjustment Retraining Notification Act (“WARN”), and no fact or event exists that could give rise to liability thereunder.

3.22   Insolvency Proceedings.   No insolvency proceedings of any kind or nature, including, without limitation, bankruptcy, receivership, reorganization, or other arrangements with creditors, whether voluntary or involuntary, against Sellers are pending or, to Sellers’ Knowledge, threatened, except with respect to certain of Sellers’ account debtors.

3.23   Practices.   Neither Seller nor any representative of Seller has, other than in full compliance with all applicable laws and regulations, offered or given, and to Seller’s Knowledge, no individual or entity has offered or given on Seller’s behalf, anything of value to: (i) any official of a governmental authority, any political party or official thereof or any candidate for political office; (ii) any member of any governmental authority; or (iii) any other individual or entity, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any member of any governmental authority or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such individual or entity, in its, his or her official capacity, including a decision to fail to perform an official function; (y) inducing such individual or entity to use its, his or her influence with any governmental authority to affect or influence any act or decision of such governmental authority to assist Seller or any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any individual or entity; or (z) where such payment would constitute an illegal bribe, kickback or payment to assist Seller or any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any individual or entity.

3.24   Related Party Transactions.   There are no transactions or agreements between any Seller and any member of Sellers or any other current or past officer, director, employee or shareholder of Sellers (or any affiliate of any such person), other than for current employment services in accordance with the customary pay and benefit practices of Seller and other than those which will not be assumed by Purchaser and which will not result in a Lien on the Acquired Assets.

3.25   Accuracy of Information.   All information furnished by the Sellers, the Sellers’ accountants or Sellers’ attorneys to the Purchaser relating to the Sellers (but not including general Industry information or Industry reports of any nature) for purposes of or in connection with this Agreement is true, accurate and complete in all material respects and the representations and warranties made by Sellers in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any statement contained herein, in light of the circumstances in which they are being made, not misleading that are applicable specifically to the Sellers, as opposed to those that are applicable to companies in the Industry generally, other than as a result of “Adverse Occurrences” (as defined below). There is no fact known to Sellers which such Sellers have not disclosed to the Purchaser in writing which has had or would reasonably be likely, in the aggregate, to have a Material Adverse Effect on the Sellers, other than Adverse Occurrences that are applicable to some members of the Industry or legislation passed with respect to the Industry. Provided, however, that the Purchaser acknowledges that the Business is a highly risky business and is subject to numerous risk factors including, but not limited to, changes after the date of this Agreement in economic conditions, increases in competition, increases in insurance costs, other risks typically applicable to other companies in the Industry, changes in laws or interpretations of such laws (including, but not limited to, statutes, ordinances, regulations, administrative proceedings, lawsuits, interpretations by any regulatory agency or any similar actions causing such changes in laws, new laws or changes in interpretations), judicial or administrative judgments (including, but not limited to, threatened lawsuits against other persons in the Industry), arbitration decisions, rulings, orders, any changes affecting the Industry in general, and the like regardless whether pending as of the date of this Agreement or arising after the date of this Agreement, and negative publicity regarding the Business or the Industry. The Sellers disclaim any responsibility, obligations or liability regarding any projections or predictions regarding the future performance of the Business, and Purchaser acknowledges it is not relying on any of the same other than as expressly set forth in Section 3.11(a)(ii). All of the foregoing risk factors and statements referred to in this Section 3.25 are collectively referred to as “Adverse Occurrences” or “Adverse Occurrence”). The Purchaser shall not have any claims against Sellers or the Member Guarantors as a result of the effect Adverse Occurrences may have on the Business before or after the Closing Date other than as expressly set forth in Section 3.11(a)(ii). The Purchaser acknowledges that it shall be responsible for its own evaluation of the Adverse Occurrences and the Industry. If, as a result of an Adverse Occurrence, any of the Sellers’ or the Member Guarantors’ representations and warranties are or become untrue or if any of Sellers’ covenants set forth in Section 5 hereof are violated or not complied with as a result of an Adverse Occurrence, the same shall not be deemed a breach of this Agreement for purposes of Section 6.1 or Section 10.1, but Section 6.6 shall apply thereto.

3.26   No Additional Representations and Warranties.   EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2.1 THROUGH 3.26 HEREOF OR ANYWHERE ELSE IN THIS AGREEMENT, NO SELLER OR MEMBER GUARANTOR IS MAKING ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THE PARTIES HERETO AGREE AND ACKNOWLEDGE THAT ALL SUCH IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS ARE HEREBY EXCLUDED AND DISCLAIMED. THE ACQUIRED ASSETS AND BUSINESS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT AS SPECIFICALLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT. THE SELLERS AND MEMBER GUARANTORS DO NOT WARRANT THE FUTURE OPERATIONS, PROJECTIONS OF ANY NATURE, FINANCIAL REQUIREMENTS OR PERFORMANCE OF THE BUSINESS. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE SELLERS AND MEMBER GUARANTORS ARE NOT, AND SHALL NOT BE, LIABLE FOR ANY LOSSES, ACTIONS, ADVERSE OCCURRENCES, AND THE LIKE, OF ANY NATURE WHATSOEVER WHICH ARISE OUT OF ANY ACTS, OMISSIONS OR EVENTS OCCURRING AFTER THE CLOSING DATE OR WHICH ARISE OUT OF THE LOSS OF ANY LICENSE(S) OR THE ABILITY TO OPERATE THE BUSINESS WHICH IS INCURRED OR ARISES ON OR AFTER THE CLOSING DATE (OTHER THAN AS A RESULT OF AN ACT, OMISSION OR EVENT BY THE SELLERS BEFORE THE CLOSING), OR ANY ACTIVITY, FORM OR ASPECT THEREOF, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.11(a)(ii).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that as of the date of this Agreement and as of the Closing Date:

4.1   Organization and Good Standing.   Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser has the necessary power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases.

4.2   Power and Authority.   Purchaser has the requisite power and authority to enter into this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement.

4.3   Due Execution; Binding Effect.   This Agreement, and each other certificate, agreement, document or instrument to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement, has been or will be, as applicable, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.4   No Violation; Consents.   Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, if any, and any licenses, approvals, permits and registrations from governmental agencies or authorities required in connection with the Business, the execution, delivery and performance by Purchaser of this Agreement, and each other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not, with or without the passing of time or the giving of notice, or both:

(a)    violate or conflict with any provision of the Certificate of Formation, the Operating Agreement, or other organizational document of Purchaser;

(b)   breach or otherwise constitute or give rise to a default under, result in the loss of any benefit under or permit the acceleration of any obligation under any contract, commitment or other obligation to or by which Purchaser is a party or is bound;

(c)    violate any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental or regulatory authority to which Purchaser is subject; or

(d)   require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any third party, court or governmental or regulatory authority.

4.5   Litigation.   There is no litigation, action, suit, arbitration, mediation, hearing or governmental investigation pending or, to the knowledge of the Purchaser, threatened against Purchaser or any of its affiliates, which affects the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or which seeks to obtain damages or obtain relief as a result of the transactions contemplated by this Agreement, or which would imperil Purchaser’s ability to obtain the “Financing” (as defined in Section 4.6).

4.6   Financing.   As of the date hereof, Purchaser believes in good faith that it will be able to obtain the required financing substantially in accordance with the various proposals set forth in Schedule 4.6 to close the purchase contemplated by this Agreement by the Termination Date. Purchaser will use its commercially reasonable efforts to obtain such financing promptly (the “Financing”).

ARTICLE 5
COVENANTS OF THE SELLERS AND PURCHASER

5.1   Conduct of the Business Pending Closing.   From the date hereof until the Closing, each Seller shall:

(a)    conduct its Business in the usual, regular and ordinary course consistent with such Seller’s past practices; use its commercially reasonable efforts to preserve intact the present organization of such Seller; and use its commercially reasonable efforts (with no obligation to increase such persons’ compensation or benefits) to keep available the services of the present officers and Employees of such Seller and to preserve such Seller’s goodwill, consistent with past practices;

(b)   maintain the Acquired Assets in their present operating condition (ordinary wear and tear excepted);

(c)    observe and remain in compliance in all material respects with all statutes, laws, rules, regulations, orders, decrees and ordinances applicable to Seller or the operation of the Business (unless stayed pending appeal of such law or decision), subject to changes in laws or interpretations of such laws (including but not limited to statutes, ordinances, regulations, administrative proceedings, orders or any similar actions), judicial, administrative or arbitration judgments, rulings, orders and the like that occur after the date of this Agreement;

(d)   maintain and keep in full force and effect all of the insurance currently maintained by Seller, unless replaced by substantially similar policies that do not reduce the amount of coverage compared to those policies currently in effect;

(e)    not sell, mortgage, pledge, lease, or otherwise transfer, or dispose of or distribute any of its assets used in connection with the Business or enter into any agreement with respect to the foregoing, other than in the ordinary course of Business consistent with such Seller’s past practices;

(f)    pay all liabilities and obligations as and when due, including all Taxes, other than such liabilities or obligations Seller is contesting in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto;

(g)    not alter, modify or accelerate its existing collection levels of accounts receivables, or, other than in its ordinary course of its Business and consistent with past practice, write-off as uncollectible any accounts or receivables, other than as a result of changes in laws or interpretations of such laws after the date of this Agreement (including but not limited to statutes, ordinances, regulations, administrative proceedings, orders or any similar actions), judicial, administrative or arbitration judgments, rulings, orders and the like that occur after the date of this Agreement;

(h)   except with respect to Excluded Employees, not declare or increase the benefits or compensation payable or to become payable to any of Seller’s Employees or any bonus, profit sharing or other extraordinary compensation to any Employee of Seller, or enter into any agreement with respect to the foregoing for any such Employee, except in the ordinary course of business and consistent with past practices;

(i)    not make or enter into any agreement to make any capital expenditure on behalf of Sellers in excess of$50,000 individually or $200,000 in the aggregate, other than pursuant to existing contracts and other than any dispute with the Business Software Alliance;

(j)     not amend or terminate any contract or agreement required to be listed on Schedule 3.12(a) and, except in the ordinary course of Business on a basis consistent with such Seller’s past practices, not enter into any material contract or agreement with any other individual, entity or governmental authority, including, without limitation, any employment agreement not terminable at will by Sellers;

(k)   maintain its books, records and accounts, and maintain a system of accounting, as may be required or as may be necessary to permit the preparation of audited financial statements in accordance with GAAP and in compliance with the regulations of any governmental or regulatory authority having jurisdiction over it or any of its properties, other than as a result of changes in laws or interpretations of such laws after the date of this Agreement (including but not limited to statutes, ordinances, regulations, administrative proceedings, orders or any similar actions), judicial, arbitration, or administrative judgments, rulings, orders and the like that occur after the date of this Agreement;

(l)    continue reasonably to protect all confidential information and trade secrets of, each Seller, in accordance with such Seller’s past practices;

(m)  not incur any indebtedness or any liabilities other than in the ordinary course of Business consistent with such Seller’s past practices;

(n)   not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Seller, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as consistent with past practice, that would result in a Lien on the Acquired Assets; or

(o)   be allowed to make cash distributions to its members and owners.

5.2   Access to Sellers.

(a)    From the date hereof until the Closing, Sellers and their officers, directors, managers, employees, agents and representatives shall permit Purchaser and Purchaser’s representatives, agents, counsel and accountants to have reasonable access, with prior advance notice, at all reasonable times to the premises, Business, properties, assets, financial statements, contracts, books, records and working papers of, and other relevant information pertaining to, each Seller and to furnish to Purchaser and Purchaser’s representatives, agents, counsel and accountants such financial and operating data and other information with respect to each Seller as Purchaser may reasonably request.

(b)   If Purchaser believes that Sellers’ practices or methods of doing business are not legal or prudent, it may terminate this Agreement prior to the Closing by giving written notice to the Seller Representative, in which event neither Purchaser on the one hand nor Sellers and Member Guarantors on the other, shall have any liability to the other in connection with this Agreement or the transactions contemplated hereby.

5.3   Reasonable Efforts; Regulatory Applications.

(a)    Each of the Parties will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable law so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and will use reasonable efforts to cooperate with the other Parties hereto to that end.

(b)   Each Party shall cooperate and use its reasonable efforts to prepare all documentation, to effect all filings (including, without limitation, filings under the HSR Act to the extent required) and to obtain all permits, consents, approvals and authorizations of all third parties and governmental or regulatory authorities necessary to consummate the transactions contemplated by this Agreement. Each Party shall respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation. Each Party shall (i) give the other Parties hereto prompt notice of the commencement of any claim, action, litigation or other proceeding by any governmental or regulatory authority in connection with the transactions contemplated hereby; (ii) keep the other Parties informed as to the status of any such claim, action, litigation or other proceeding; and (iii) promptly inform the other Party of any communication to or from the Federal Trade Commission or the Department of Justice regarding the transactions contemplated hereby. The Purchaser shall use its reasonable efforts to obtain in a timely manner all licenses, approvals, permits and registrations from governmental authorities required in connection with the Business.

(c)    Notwithstanding anything herein to the contrary, Purchaser shall have no obligation under this Agreement to do any of the following:  (i) dispose or cause any of its affiliates to dispose of any assets; (ii) to discontinue or cause any of its affiliates to discontinue offering any product or services; (iii) to license or otherwise make available, or cause any of its affiliates to license or otherwise make available, to any person or entity, any technology, software or other proprietary asset; (iv) to hold separate or cause any of its affiliates to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its affiliates to make any commitment (to any governmental or regulatory authority or otherwise) regarding its future operations.

(d)   Purchaser shall use its reasonable efforts to obtain the Financing prior to the Termination Date and if Purchaser determines that it will not be able to obtain the Financing prior to the Termination Date, the Purchaser shall promptly give written notice to the Seller Representative.

(e)    Purchaser and Sellers shall each use their reasonable efforts to obtain consents to assignments of the Assumed Contracts other than Utility Contracts; provided, however, that the Utility Contracts shall be deemed part of the Assumed Contracts, and the Purchaser shall (i) be responsible for dealing with the utility companies after the Closing, (ii) hold harmless the Sellers and Member Guarantors for all such utility bills, and (iii) pay and be liable for all such Utility Contracts.

5.4   Notice of Changes.   Each Seller and Member Guarantor (but only as to his own individual representations and warranties) shall promptly, but only up to the second business day preceding the Closing Date, deliver to the Purchaser updates (collectively the “Disclosure Schedule Updates”) of any matters occurring after the date hereof which, if existing or occurring on the date hereof, would have been required to be set forth on a schedule to this Agreement or which would render inaccurate any of the representations or warranties made by any Seller or Member Guarantor in this Agreement, and such notice shall be deemed to be a modification of any representation or warranty; provided, however, that no Disclosure Schedule Update shall be deemed to supplement or amend a disclosure schedule of Sellers or Member Guarantors for the purpose of determining the accuracy of any of the representations and warranties made by the Sellers or Member Guarantors as of the date of this Agreement (except with respect to an Adverse Occurrence); provided, further, that Purchaser shall have the right to terminate this Agreement and have all rights and remedies set forth in Section 8.2.

5.5   No Solicitation of Transactions.   During the period commencing on the date hereof and ending on the earlier to occur of the Closing Date or the Termination Date, no Seller nor its respective members or affiliates shall, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any person or entity other than Purchaser or Purchaser’s assignee (as referenced in Section 11.6) with respect to a sale of all or any substantial portion of the assets of any Seller, or a merger, consolidation, business combination, sale of all or any portion of the units or other equity interests of any Seller, or the liquidation or similar extraordinary transaction with respect to any Seller. Sellers shall notify Purchaser as promptly as practicable of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that any Seller or any of its respective members or affiliates or any of its respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of the foregoing. In the event such inquiry or proposal is in writing, Sellers shall deliver to Purchaser a copy of such inquiry or proposal together with such written notice.

5.6   Final Financial Statements.   As soon as reasonably practicable following the date hereof, but in no event no later than the Closing Date, each Seller shall deliver to Purchaser the unaudited financial statements for the monthly period ended as of the end of the month which is more than thirty days prior to the Closing Date (collectively, the “Final Financial Statements”).

5.7   Liens on Acquired Assets.   All Liens on the Acquired Assets, other than (i) Liens for Taxes not yet due or in default and payable without penalty and interest; and (ii) Liens fully reflected or reserved against in the Final Working Capital Statement, shall be discharged on or before the Closing Date.

5.8   Notice of Adverse Occurrences.   If any of Thomas H. Lowe, Thomas A. Dieruf, J. Douglas Kannapell or James A. Patterson II learns of an Adverse Occurrence that relates to the Sellers in particular (including, but not limited to, a material charge, court, arbitration or administrative proceeding or judgment that is made, filed or rendered, as applicable, against any of the Sellers) and such person understands the significance of such items as it relates to this Agreement, the Sellers shall give written notice of the same to Purchaser. Provided, however, Sellers shall have no obligation to inform Purchaser of an Adverse Occurrence that affects the Industry generally or other companies in the Industry (as opposed to the Sellers in particular) unless Sellers shall have received written notice from a regulatory or governmental authority of such Industry-wide Adverse Occurrence even though it affects the Industry generally. Except as set forth herein, the Purchaser shall be responsible for monitoring such industry-wide Adverse Occurrences for itself.

5.9   Notice of Continued Employment.   If any of J. Douglas Kannapell, James A. Patterson II, Thomas A. Dieruf, Thomas H. Lowe, or any Vice President of the Sellers becomes aware of any regional director or divisional manager, or officer or any other key employee of any Seller, other than the Excluded Employees, that such person does not intend to continue his or her employment or relationship with Seller or with Purchaser after the date of this Agreement or as a result of the transactions contemplated hereby, the Sellers shall give written notice of the same to Purchaser.

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF PURCHASER

All of the obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

6.1   Representations and Warranties.   All representations and warranties of the Member Guarantors and the Sellers contained in this Agreement (which, for the purposes of this Section 6.1 shall be read as though each of them contained only one Material Adverse Effect or materiality qualifier) shall be true and correct in all material respects as of the date hereof, and such representations and warranties shall be true and correct in all material respects as of the Closing as if made at and as of such time (except for those that state they are true as of the date of this Agreement or some other specified date).

6.2   Performance of Agreements.   Each Seller shall have fully performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3   No Injunctions.   No preliminary or permanent injunction or other order by any federal, state or local court or any governmental or regulatory authority which prevents or restrains the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no action to obtain any such injunction or order shall have been filed and remain pending.

6.4   Governmental Consents and Approvals.   Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement or any document ancillary hereto that is required to consent to these transactions shall have granted such consents, authorizations and approvals as are necessary for the consummation thereof (including, without limitation, receipt by Purchaser of all licenses necessary to conduct the Business following Closing), and all applicable waiting or similar periods required by applicable law shall have expired, and all such consents, authorizations and approvals shall be in form and substance reasonably satisfactory to Purchaser and shall not subject

Purchaser to any penalty or, in Purchaser’s reasonable judgment, other adverse condition under or pursuant to any applicable law or regulation.

6.5   Third Party Consents and Approvals.   All consents, authorizations and approvals to the transactions contemplated by this Agreement that are required from any third party pursuant to the terms of any Assumed Contract, the Leases, the software licenses, or the CMAX software licenses or otherwise shall have been duly obtained, and all such consents, authorizations and approvals shall be in form and substance reasonably satisfactory to Purchaser; provided, however, that solely with respect to the Real Property Leases, the software licenses, or the CMAX software licenses, if the Sellers obtain less than 100% of  the consents or approvals with respect to the Real Property Leases, the software licenses, or the CMAX software licenses, the Purchaser shall not be obligated to (but may, at its option) close the purchase contemplated hereby and in the event that the Purchaser elects to close the purchase contemplated hereby then any losses or liability of any nature relating to such consents or approvals for the Real Property Leases, the software licenses, or the CMAX software licenses that have not been obtained shall be the sole and exclusive obligations of the Purchaser, and Purchaser shall have no claims against Sellers and/or Member Guarantors as a result of not obtaining such consents, authorizations or approvals relating to such Real Property Leases, software licenses or CMAX software licenses.

6.6   No Material Adverse Effect.   Since the date hereof, there shall not have occurred any event, circumstance or development that, in the aggregate, (a) has had or is reasonably likely to have a material adverse effect upon the business, assets, operation, condition (financial or otherwise), or results of operations of Sellers, including as a result of Adverse Occurrences, other than any change attributable to the announcement or pendency of this Agreement, or (b) would materially impair the ability of Sellers or Member Guarantors to perform their obligations under this Agreement (collectively, a “Material Adverse Effect”).

6.7   Financing.   Purchaser shall have obtained the Financing necessary for Purchaser to pay the Adjusted Purchase Price in accordance with Article 1.

6.8   Due Diligence.   Purchaser shall have completed its legal, business and accounting due diligence investigation of each Seller in scope and with results satisfactory to Purchaser. Unless Purchaser notifies the Seller Representative on or prior to the date that is sixty (60) days after the date of this Agreement (the “Due Diligence Date”) of its dissatisfaction with the due diligence investigation of the Business and each Seller specifying such reasons, the condition of this Section 6.8 will be deemed to have been satisfied; provided, however, that additional due diligence for purposes of the Financing may continue beyond such date that is sixty (60) days after the date of this Agreement as reasonably necessary; provided, further, that to the extent any Seller or Member Guarantor delivers a Disclosure Schedule Update, such Due Diligence Date shall not apply with respect to the items referenced (or items materially affected by such reference) in the Disclosure Schedule Update and Purchaser will not be required to deliver written notice of its satisfaction with the due diligence with respect to such items, provided, that if the Closing occurs the Purchaser shall be deemed conclusively to have satisfied or waived such due diligence and shall be deemed to have accepted the Disclosure Schedule Update. If the Purchaser does give such written notice on or prior to the Due Diligence Date of its dissatisfaction, the Sellers shall have twenty (20) days after Seller Representative’s receipt thereof within which to cure such issues to the reasonable satisfaction of the Purchaser.

6.9   Deliveries of Sellers.   At the Closing, Sellers shall have delivered or caused to be delivered to Purchaser each of the following, in form and substance reasonably satisfactory to Purchaser:

(a)    The Escrow Agreement duly executed by the Seller Representative as of the Closing Date;

(b)   A Bill of Sale and an Assumption and Assignment Agreement between each Seller and Purchaser, and such other reasonable assumption, assignments and other instruments of transfer and conveyance necessary or appropriate to transfer and assign the Acquired Assets to Purchaser, including, without limitation, assignments of all Intellectual Property, in recordable form to the extent necessary or desirable to assign such rights, obligations under the Leases, and for Purchaser to assume all the Assumed Contracts, the Leases and software licenses, if any, and delivery of all title documents and tag receipts with respect to any vehicles or other titled equipment, duly endorsed for transfer to Purchaser;

(c)    A release by Sellers from any confidentiality or non-competition restrictions contained in any agreement between Sellers and any Employee who commences employment with Purchaser;

(d)   A certificate of each Seller, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 6.1 and 6.2 hereof;

(e)    All records, client lists, files and other documents of Sellers related to the Business;

(f)    An opinion of counsel to the Sellers, dated the Closing Date, substantially in the form attached hereto as Exhibit A;

(g)    Any other information, documents or certificates reasonably requested by Purchaser to effect the transactions contemplated herein; and

(h)   A Non-Competition Agreement substantially in the form of Exhibit C attached hereto (each a “Non-Competition Agreement”), duly executed by the individuals listed on Schedule 6.9(h).

6.10   Escrow Agreement.   The Escrow Agent shall have delivered to Purchaser the Escrow Agreement duly executed by the Escrow Agent as of the Closing Date.

6.11   Transferred Employees.   Substantially all of the Employees of Sellers (other than the Excluded Employees) who are offered employment by Purchaser shall have accepted such offer of employment in accordance with the terms of this Agreement, with no substantial change in compensation, benefits or other terms and conditions of employment.

6.12   Bank Accounts and Bank Agreements.   Purchaser shall have opened the bank accounts necessary for the operation of the Business and shall have entered into appropriate bank agreements with respect to the states in which the Business is operated pursuant to the Bank Model.

6.13   Related Agreements.   The contemporaneous closing of the Separate Purchase Agreement between Purchaser, First American Holding and the other sellers and member guarantors a party thereto.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE SELLERS

All of the obligations of Sellers under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived in writing by the Seller Representative in its sole discretion:

7.1   Representations and Warranties.   All representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof, and such representations and warranties shall be true and correct in all material respects as of the Closing as if made at and as of such time (except for those that state they are true as of the date of this Agreement or some other specified date).

7.2   Performance of Agreements.   Purchaser shall have fully performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Section 6.9(h) shall have been satisfied as of the Closing Date or waived as a condition to Closing by the Purchaser.

7.3   No Injunctions.   No preliminary or permanent injunction or other order by any federal, state or local court or any other governmental or regulatory authority which prevents or restrains the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no action to obtain any such injunction or order shall have been filed and remain pending.

7.4   Governmental Consents and Approvals.   Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement or any document ancillary hereto that is required to consent to these transactions shall have granted such consents, authorizations and approvals as are necessary for the consummation thereof, and all applicable waiting or similar periods required by applicable law shall have expired, and all such consents, authorizations and approvals shall be in form and substance reasonably satisfactory to the Seller Representative and shall not subject Seller to any penalty or, in the Seller’s reasonable judgment, other adverse condition under or pursuant to any applicable law or regulation.

7.5   Deliveries of Purchaser.   At the Closing, Purchaser shall deliver to the Seller Representative each of the following, in form and substance reasonably satisfactory to Seller Representative:

(a)    The Adjusted Purchase Price in accordance with Article 1 hereof;

(b)   The Escrow Agreement duly executed by Purchaser as of the Closing Date;

(c)    An Assumption Agreement duly executed by Purchaser with each Seller pursuant to which Purchaser assumes all obligations under the Assumed Liabilities;

(d)   A certificate of an officer of Purchaser, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof;

(e)    An opinion of counsel to Purchaser, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B;

(f)    Any other information, documents or certificates reasonably requested by the Seller Representative to effect the transactions completed herein; and

(g)    The Non-Competition Agreements duly executed by Purchaser as of the Closing Date.

7.6   Escrow Agreement.   The Escrow Agent shall have delivered to the Seller Representative the Escrow Agreement duly executed by the Escrow Agent as of the Closing Date.

7.7   Third Party Consents and Approval.   All consents, authorizations and approvals to the transactions contemplated by this Agreement that are required from any third party pursuant to the terms of any Assumed Contracts, the Leases, the licenses, the CMAX software licenses or otherwise shall have been duly obtained, and all such consents, authorizations and approvals shall be in form and substance reasonably satisfactory to the Sellers; provided, however, obtaining consents to the assignment of the Real Property Leases, the software licenses and the CMAX software licenses shall not be a condition to the Closing for the Sellers or Member Guarantors if the Purchaser assumes the obligation to obtain such consents or waives such obligations in accordance with Section 6.5.

7.8   Related Agreements.   The contemporaneous closing of the Separate Purchase Agreement between Purchaser, First American Holding and the other sellers and member guarantors a party thereto.

ARTICLE 8
TERMINATION

8.1   Termination.   This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by the mutual written consent of the Parties;

(b)   by written notice from Purchaser to the Seller Representative in the event any Seller or Member Guarantor fails to cure any material breach by it of this Agreement within fifteen (15) days after receiving written notice thereof;

(c)    by written notice from the Seller Representative to Purchaser in the event Purchaser fails to cure any material breach of this Agreement by Purchaser within fifteen (15) days after receiving written notice thereof;

(d)   by written notice from Purchaser to the Seller Representative in the event a Material Adverse Effect occurs prior to the Closing as contemplated by Section 6.6;

(e)    by written notice from Purchaser to the Seller Representative, or from the Seller Representative to Purchaser, in the event the Closing shall not have occurred on or before July 1, 2004 (the “Termination Date)”, for any reason, other than the delay, breach of this Agreement or nonperformance of the Party seeking such termination (or by any Sellers in the event the Seller Representative is seeking such termination);

(f)    by written notice from Purchaser in accordance with Section 6.8;

(g)    if a governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final or non-appealable;

(h)   by the Seller Representative on behalf of the Sellers and Member Guarantors upon receipt of written notice from Purchaser that the Purchaser is likely to be unable to obtain the Financing in accordance with Section 4.6; or

(i)    by Purchaser in accordance with Section 5.2(b).

8.2   Effect of Termination.

(a)    Subject to Section 8.3, in the event this Agreement is terminated pursuant to Sections 8.1(a), 8.1(d), 8.1(e), 8.1(f), 8.1(g), 8.1(h) or 8.1(i), no Party shall have any further liability or obligation hereunder to any other Party, even if the other Party claims a breach of this Agreement.

(b)   In the event this Agreement is terminated pursuant to Sections 8.1(b) or 8.1(c), then the terminating Party shall be entitled to pursue any and all rights and remedies available to it hereunder, at law or in equity against the other Party, if any; provided, however, such claims may not exceed $3,750 in the aggregate; provided, further, however, that:

(i)          the Purchaser may not seek any indemnification or any other damages against any Seller or Member Guarantor if this Agreement is terminated prior to the date (A) the Purchaser has provided to the Seller Representative written notice that Purchaser has received a term sheet that the Purchaser has certified in writing to Sellers that Purchaser  is willing to accept with respect to the Financing, and (B) the requirement set forth in Section 6.8 shall have been satisfied or waived by the Purchaser other than with respect to any items referenced in any Disclosure Schedule Update and any item materially affected by such Disclosure Schedule Update; and

(ii)        Sellers and Member Guarantors may not seek any indemnification or any other damages against Purchaser if this Agreement is terminated prior to the date that Purchaser is satisfied with its due diligence review pursuant to Section 6.8.

(c)    In the event that the Purchaser terminates this Agreement pursuant to Sections 6.1 (but only as a result of an Adverse Occurrence), 6.2 (but only as a result of an Adverse Occurrence), 6.3, 6.4, 6.5, 6.6, 6.10, 6.11 or 6.14 (unless Purchaser has established that it has terminated such Separate

Purchase Agreement under provisions thereof entitling Purchaser to recover damages against the Sellers thereunder pursuant to Section 8.2(b) thereof) not being satisfied as of the Closing Date, the Purchaser shall not have any claims whatsoever against Sellers or the Member Guarantors in connection with this Agreement or the transactions contemplated hereby. In the event that the Sellers or Member Guarantors terminate this Agreement for any item relating to or arising out of Sections 6.9(c) (unless waived by the Purchaser), Sections 7.1 (but only as a result of an Adverse Occurrence), 7.2 (but only as a result of an Adverse Occurrence), 7.3, 7.4, 7.6, 7.7 or 7.8 (unless Sellers or the Member Guarantors have established that they have terminated such Separate Purchase Agreement under provisions thereof entitling Sellers or the Member Guarantors to recover damages against the Purchaser therein pursuant to Section 8.2(b) thereof) not being satisfied as of the Closing Date, the Sellers and Member Guarantors shall not have any claim whatsoever against Purchaser in connection with this Agreement or the transactions contemplated hereby.

8.3   Survival of Certain Provisions.   Notwithstanding any provision contained in this Agreement to the contrary, the terms of the Confidentiality Agreement dated October 13, 2003 between the Parties, Section 8.2, this Section 8.3, Section 9.2 (Brokers; Expenses), Section 9.3 (Publicity) and Article 11 (Miscellaneous) shall survive any termination or expiration of this Agreement.

ARTICLE 9
OTHER AGREEMENTS OF THE PARTIES

9.1   Reasonable Efforts.   From and after the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

9.2   Brokers; Expenses.   Except for fees payable to Stephens Inc. by Purchaser, each Party hereto hereby represents and warrants to the other Party that it has not incurred any liability for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement; provided, however, that all filing fees with respect to the HSR Act, if any, shall be borne by Purchaser. Each Party hereto shall pay its own fees and expenses (including the fees and expenses of its attorneys, accountants, investment bankers, brokers, financial advisors and other professionals) incurred in connection with this Agreement and all transactions contemplated hereby.

9.3   Publicity.   No Party shall issue any press release, written public statement or announcement relating to this Agreement or the transactions contemplated hereby without the written prior approval of the other Party in each instance, except to the extent such disclosure is required by law (in which case such Party shall use all reasonable efforts to give the other Party prior written notice thereof).

9.4   Special Tax Provisions.

(a)    Each Seller shall file all Tax Returns required to be filed by it following the Closing Date in a timely manner (unless granted an extension by the appropriate taxing authority, and then in accordance with the terms of such extension), and shall timely pay all Taxes shown to be due thereon with respect to the period ending on the Closing Date.

(b)   Each Seller shall cooperate fully, as and to the extent reasonably requested by Purchaser, in connection with any audit, litigation or other proceeding with respect to Taxes, to the extent it affects the Acquired Assets. Such cooperation shall include the retention and provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller agrees (A) to retain all books and records with respect to Tax matters pertinent to it relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records, and the Sellers shall allow the Purchaser to copy such books and records.

(c)    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid solely by the Sellers when due, and each of the Sellers will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges; provided, however, that all license fees of Purchaser in order to be duly licensed by the applicable states and other governmental authorities shall be paid solely by Purchaser.

(d)   Purchaser and Sellers shall negotiate in good faith to agree upon an “Allocation Statement” (as defined herein). The Parties shall agree on an Allocation Statement by the Closing Date; provided, however, that if the Parties are unable to agree on the Allocation Statement prior to the Closing Date, they shall jointly retain an Audit Firm to resolve any disputed items, and the Allocation Statement shall reflect such resolution. The costs, fees and expenses of the accounting firm shall be borne equally by Purchaser, on the one hand, and Sellers, on the other hand. Purchaser and Sellers shall also negotiate in good faith to agree upon any revisions to the Allocation Statement to reflect any adjustments to the consideration for Tax purposes. Purchaser and Sellers shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement as it may be revised from time to time, and shall not take any position inconsistent therewith in any examination of any Tax Return, in any refund claim, in any litigation or investigation or before any Taxing authority, except as required by applicable law. “Allocation Statement” means a written document which allocates the Adjusted Purchase Price and the Assumed Liabilities among the Acquired Assets.

9.5   Employee Matters.

(a)    Each Seller shall use all reasonable business efforts consistent with the provisions of this Agreement to retain the services of all Employees (as defined in Section 3.21(a) hereof) through the Closing Date. On or immediately prior to the Closing Date, Purchaser will offer employment, on an at will basis, to substantially all Employees who are classified by Seller as regional or divisional employees, and to such other Employees at its sole discretion. Such offers of employment shall be for such compensation and other terms and conditions of employment as determined by Purchaser in its sole discretion. Each Seller will use good faith efforts to cause each Employee to accept employment with Purchaser (but no cash payments or other remunerations are required to be paid by such Seller in such efforts) and will not take any actions to retain the services of any Employee offered employment by Purchaser. Employees who accept such offer are, as of the time they first perform services for Purchaser, referred to herein as the “Transferred Employees,” but such term specifically does not include James A. Patterson II, J. Douglas Kannapell, Thomas Dieruf, Patricia Grimes or Marcie Bean (collectively, the “Excluded Employees)”.

(b)   Seller shall be solely responsible for offering and providing any COBRA coverage (as required pursuant to Section 4980B of the Code) with respect to any “qualified beneficiary” who is covered by a Business Employee Plan (as defined in Section 3.20 hereof) that is a “group health plan” (as defined under COBRA) and who experiences a qualifying event on or prior to the Closing Date. Purchaser shall be solely responsible for offering and providing any COBRA coverage required with respect to any Transferred Employees (or other “qualified beneficiaries”) who become covered by a group health plan sponsored or contributed to by the Purchaser and who experience a “qualifying event” after the Closing Date. “Qualified beneficiary,” “group health plan” and “qualifying event” are as defined in Section 4980B of the Code.

(c)    To the extent not prohibited by applicable law, Seller shall provide Purchaser all information relating to each Transferred Employee as Purchaser may reasonably require in connection with its employment of such persons, including, without limitation, initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by Purchaser and such information shall be true and correct in all respects.

9.6   Seller Representative.

(a)    Each Seller and Member Guarantor hereby irrevocably constitutes and appoints Thomas A. Dieruf, or his successor as determined by Sellers with prompt written notice to the Purchaser, as the true and lawful agent and attorney-in-fact (the “Seller Representative”) of such Seller and Member Guarantor, with full powers of substitution to act in the name, place and stead of such Seller and Member Guarantor with respect to the performance on behalf of such Seller and Member Guarantor under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i)          act for such Seller and Member Guarantor with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of such Seller and Member Guarantor relating only to monetary payments which are held under the Escrow Agreement;

(ii)        amend or waive any non-material provision hereof (including any condition to the Closing) in any manner that does not differentiate among any Seller;

(iii)       employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Seller Representative;

(iv)        receive any portion of the Purchase Price or any other payment due from the Purchaser to such Seller pursuant to this Agreement;

(v)         act for each Seller with respect to all Purchase Price matters and all Purchase Price adjustments matters referred to herein;

(vi)        act for each Seller with respect to the Escrow Agreement;

(vii)      incur any expenses, liquidate and withhold assets received on behalf of such Seller prior to their distribution to such Seller to the extent of any amount that the Seller Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(viii)     receive all notices, communications and deliveries hereunder on behalf of such Seller and Member Guarantor; and

(ix)        do or refrain from doing any further act or deed on behalf of such Seller and Member Guarantor that the Seller Representative deems necessary or appropriate, in the sole discretion of the Seller Representative, relating to the subject matter hereof as fully and completely as such Seller and Member Guarantor could do if personally present and acting and as though any reference to such Seller and Member Guarantor herein was a reference to the Seller Representative.

(b)   The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other individual or entity may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative as the act of each Seller and Member Guarantor, as applicable, in all matters referred to herein. Each Seller and Member Guarantor hereby ratifies and confirms that the Seller Representative shall do or cause to be done by virtue of the Seller Representative’s appointment as Seller Representative of such Seller and Member Guarantor. The Seller Representative shall act for each Seller and Member Guarantor, as applicable, on all of the matters set forth herein in the manner the Seller Representative believes to be in the reasonable best interest of such Seller and Member Guarantor, but the Seller Representative shall not be responsible to any Seller or Member Guarantor for any loss or damage such Seller may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties hereunder, other than any loss or damage arising from the Seller Representative’s willful misconduct or gross negligence in the performance of the Seller Representative’s duties hereunder.

(c)    Each Seller and Member Guarantor hereby expressly acknowledges and agrees, that the Seller Representative is authorized to act on behalf of such Seller and Member Guarantor notwithstanding any dispute or disagreement, and that any individual or entity shall be entitled to rely on any and all actions taken by the Seller Representative hereunder without liability to, or obligation to inquire of, any Seller and Member Guarantor, as applicable. In the event the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be Donald D. Buchanan; provided, however, that in the event for any reason Donald D. Buchanan is removed, unable or unwilling to perform as the successor Seller Representative, then one of James A. Patterson II or John S. Dowds, in that order, shall appoint a successor; provided, further, however, that such Seller Representative may be removed by a majority vote of the Member Guarantors’ interest as set forth in Schedule 2. The Sellers (jointly and severally) and each Member Guarantors (severally only based on and limited to such Member Guarantor’s percentage listed in Schedule 2 of the Purchase Price) shall indemnify and hold the Seller Representative harmless from and against any and all liabilities, losses, costs, damages and expenses (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties hereunder, except to the extent arising from the willful misconduct or gross negligence of the Seller Representative.

(d)   Notwithstanding anything to the contrary herein, the Seller Representative shall not be authorized to modify, amend or waive any material term of this Agreement.

9.7   Non-Competition and Non-Solicitation.

(a)    Each Seller (jointly and severally), each Member Guarantor in regards to actions or inactions by each Seller (severally only based on and limited to such Member Guarantor’s percentage listed in Schedule 2), and each Member Guarantor as to its own actions or inactions only, covenants and agrees that, in consideration of the consummation of the transactions by Purchaser hereunder, neither it nor any of its affiliates which such person controls, is controlled by or is under common control with, directly or indirectly, whether individually, in partnership, jointly or in conjunction with, or on behalf of, any person or entity, shall for a period of three (3) years from the Closing Date:

(i)          engage, whether wholly or partly, in the Business in the following states (the “Restricted Territory”): Alabama, Ohio, Oklahoma, South Carolina, Kentucky, Colorado, North Carolina, Arkansas, Georgia (unless Georgia is excluded pursuant to Section 1.6(b of the Separate Purchase Agreement)), West Virginia, Florida and Tennessee (except with respect to those certain eight stores owned by Advance Cash, Inc. and its affiliates located in cities in Tennessee where Sellers do not currently conduct business, provided that no new stores may be opened and no store may be re-located to a city different from its current location);

(ii)        serve as a director, officer, employee, consultant, lender (except with respect to an existing loan to someone in the Industry made by Frank O. Kenner (who may or may not be an affiliate) in the amount of $100,000), advisor, independent contractor or joint venturer with respect to an entity that wholly or partly, directly or indirectly, engages in the Business in the Restricted Territory;

(iii)       directly or indirectly own any equity interest in (excluding ownership of less than two percent (2%) of the outstanding common stock of any publicly held corporation), or control any portion of a business that wholly or partly, directly or indirectly, engages in the Business in the Restricted Territory other than the Purchaser and its affiliates; and

(iv)        take any action that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor or other business associate of any Seller from maintaining the same business relationship with Purchaser after the Closing Date as it maintained with such Seller prior to the Closing Date.

(b)   Each Seller (jointly and severally), and each Member Guarantor in regards to actions or inactions by each Seller (severally only based on and limited to such Member Guarantor’s percentage listed in Schedule 2), and each Member Guarantor as to its own actions or inactions only, covenants and agrees that, in consideration of the consummation of the transactions by Purchaser hereunder, neither it nor any of its affiliates which such person controls, is controlled by or is under common control with, directly or indirectly, whether individually, in partnership, jointly or in conjunction with, or on behalf of, any person or entity, shall for a period of two (2) years from the Closing Date (a) solicit, persuade, encourage or induce any Transferred Employee to cease employment with or retention by the Purchaser or its subsidiaries; or (b) hire any Transferred Employee, provided, however, that this Section 9.7 shall not apply to (i) general solicitations of employment not specifically directed toward an employee; (ii) any solicitation or hiring of Mr. Thomas H. Lowe following the expiration of the first six months of his employment with Purchaser or earlier if Mr. Lowe and Purchaser agree to an earlier termination; or (iii) any solicitation or hiring of any Transferred Employee whose employment with Purchaser or its subsidiaries has been terminated for at least six (6) months.

(c)    Each Seller and Member Guarantor hereby acknowledges and agrees that the covenants contained in this Section 9.7 (the “Protective Covenants”) are reasonable as to time, scope and territory given Purchaser’s need to protect trade secrets and confidential information, and each Seller and Member Guarantor acknowledges and agrees that Purchaser and its affiliates and assignees would be irreparably damaged if any Seller or Member Guarantor were to provide services to or otherwise participate in the Business in the Restricted Territory and that any such competition by any Seller or Member Guarantor would result in a significant loss of goodwill by Purchaser and its affiliates and assignees. In the event any Protective Covenant in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)   Each Seller and each Member Guarantor hereby acknowledges and agrees that any breach of a Protective Covenant by it will cause irreparable damage to Purchaser, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, each Seller and each Member Guarantor hereby agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Purchaser shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by it.

(e)    Notwithstanding anything to the contrary in this Section 9.7, no Member Guarantor shall be liable to Purchaser for the other Member Guarantors’ actions or inactions (including each of their affiliates which such person controls, is controlled by or is under common control with, directly or indirectly, whether individually, in partnership, jointly or in conjunction with, or on behalf of, any person or entity) relating to such other Member Guarantors’ breach of any Protective Covenant or any other representation, warranty or covenant.

(f)    The Parties acknowledge and agree that solely for purposes of this Section 9.7, “Business” shall mean the deferred deposit business where the loan or advance was in an amount of $500 or less and where the post-dated check is taken as collateral for such loan or advance.

9.8   WARN Act.   Each Seller has or will comply with its obligations pursuant to WARN and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, in each case to the extent affecting in whole or in part of any site of employment, facility, operating unit, or employee of a Seller. No Seller shall affect a “plant closing” or “mass layoff” (as those terms are defined under WARN) at any time between the date of this Agreement and the Closing Date, affecting in whole or in part any site of employment, facility, operating unit or employee of a Seller without complying with all provisions of WARN. Sellers shall be responsible for providing any notice of layoff or plant closing, if required pursuant to WARN or any applicable state or local plant closing notification statute, with respect to any Employees who are not employed by Purchaser or its affiliates as of the Closing Date and shall maintain such employees on Seller’s payroll for any period of notice required by WARN and any applicable state or local plant closing notification statute.

9.9   Access to Information.   After the Closing Date, the Member Guarantors, the Sellers and their representatives, affiliates, managers, members and employees shall have reasonable access to all of the books and records of Sellers, to the extent that such access may reasonably be required in connection with matters relating to events on or prior to the Closing Date, including but not limited to, the preparation of Tax Returns, and the right to copy all of the same and the use of all originals as required. Such access shall be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours. If the Purchaser shall desire to dispose of any of such books and records within seven years after the Closing Date, the Purchaser shall, prior to such disposition, give the Seller Representative a reasonable opportunity, at the Sellers’ expense, to segregate and remove such books and records as Sellers may select.

9.10   Purchaser.   The Purchaser shall represent and warrant at the Closing to the Sellers and Member Guarantors that it has been adequately capitalized as provided in Schedule 9.10; provided, however, that Schedule 9.10 may be modified in accordance with Section 1.6(b) of the Separate Purchase Agreement.

9.11   Renewal or Extension of Lease.   After the Closing Date, no option to extend or renew a Real Property Lease shall occur unless the Sellers are fully released from all obligations and duties under such Real Property Lease.

ARTICLE 10
INDEMNIFICATION

10.1   Indemnification by Sellers and Member Guarantors.   Subject to Sections 10.4 hereof, each of the Sellers, jointly and severally, and the Member Guarantors severally only and based on and limited to such Member Guarantor’s percentage listed in Schedule 2 (provided that Member Guarantors’ indemnification liability under this Article 10 as it relates to the items set forth in Section 9.7 shall be limited in accordance with Section 9.7 and 10.7(b)), shall indemnify, promptly defend and hold harmless Purchaser and its affiliates and subsidiaries, and their respective partners, members, employees, officers, directors, agents and representatives (collectively, the “Seller Indemnified Parties”), from and against any and all claims, costs, expenses (including costs of investigation, attorneys’ fees, accounting fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature incurred by such party, other than as set forth in Section 10.11 (collectively, “Losses,”), which term shall be deemed to have the same meaning regardless whether applicable to Purchaser, Sellers or Member Guarantors) relating to, resulting from or arising out of:

(a)    any breach of any representation or warranty made by Sellers in Article 3 in this Agreement or any breach of any representation or warranty made by a Member Guarantor in Article 2 of this Agreement, but only as to such Member Guarantor’s own breach;

(b)   any breach of any covenant or agreement of a Member Guarantor contained in this Agreement, but each Member Guarantor’s liability hereunder shall apply only as to such Member Guarantor’s own breach, or any breach of any covenant or agreement of Sellers contained in this Agreement;

(c)    the Excluded Liabilities; and

(d)   any obligation or liability of the Sellers to third parties or governmental agencies which arose from an act or omission of Sellers that occurred prior to the Closing Date.

10.2   Indemnification by Purchaser.   Subject to Section 10.10, Purchaser shall indemnify, promptly defend and hold harmless the Sellers and Member Guarantors and their respective affiliates and subsidiaries, and their respective partners, members, employees, officers, directors, agents and representatives (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses relating to, resulting from or arising out of:

(a)    any breach of any representation or warranty made by Purchaser in this Agreement;

(b)   any breach of any covenant or agreement of Purchaser contained in this Agreement;

(c)    the Assumed Liabilities, the Assumed Contracts and Leases; and

(d)   any liability, loss, action, cause of action, claim, lawsuit, investigation and the like relating to, resulting from or arising out of the Acquired Assets or the Business that arise out of acts, omissions or other matters that occur on or after the Closing Date, except as provided in the last sentence of Section 3.11(a)(ii).

10.3   Administration of Third Party Claims.

(a)    Promptly following receipt by any of the Seller Indemnified Parties and/or the Purchaser Indemnified Parties (each, an “Indemnified Party”) of written notice by a third party (including any governmental authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Seller Losses, as the case may be, such Indemnified Party shall notify the Purchaser or the Sellers and Member Guarantors, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of (or otherwise actually prejudices any) rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, within twenty (20) days after such notice from the Indemnified Party, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel, and the Indemnifying Party shall pay the fees and disbursements of counsel for the Indemnifying Party as incurred; provided, however, that the Indemnified Party (at its expense) shall have the right to jointly defend such defense or action of any nature with the Indemnifying Party. In assuming the defense (subject to such joint defense with the Indemnified Party as set forth herein) of such audit, investigation, action or proceeding, the Indemnifying Party shall use all reasonable efforts to mitigate against any unnecessary costs or expenses of the Indemnified Party (and vice versa). In the event, however, that the Indemnified Party declines or fails to join in the defense of the audit, investigation, action or proceeding on the terms provided above in either case within such twenty (20) day period, then the Indemnifying Party shall have the right to conduct the defense of such audit, investigation, action or proceeding as it solely determines, including the employment of counsel and the payment of the fees and disbursements of such counsel. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter (joint defense) and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)   No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees, members, agents, representatives and affiliates from all liability (including any liability as a result of a claim by the Indemnified Party against the Indemnifying Party) arising out of such claim and does not require any payment or obligation from the Indemnifying Party. No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnified Party unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees, members, agents, representatives and affiliates from all liability (including any liability as a result of a claim by the Indemnifying Party against the Indemnified Party) arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, (iii) does not contain any equitable order, judgment or term that in any manner would affect, restrain or interfere with the Business in the Purchaser’s hands and (iv) does not require any payment or obligation from the Indemnified Party.

(c)    In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3(c), except that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim if such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of (or otherwise actually prejudices any) rights and defenses otherwise available to the Indemnifying Party with respect to such claim. It is understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.4(a), otherwise such claim shall not be deemed valid. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the

Indemnifying Party under this Article 10 (subject to Section 10.4), and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand when such liability or portion of the claim becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, then as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) business days following the final determination (and after expiration of all appeals or the expiration of all appeal periods being taken) of the merits and amount of such claim, if it is determined that the Indemnifying Party owes any amounts to the Indemnified Party, then the Indemnifying Party shall pay (subject to Section 10.4) to the Indemnified Party in immediately available funds in an amount equal to such claim as determined hereunder.

10.4   Limitations.

(a)    (i)          Subject to Sections 10.4(d) and 10.7, the representations, warranties and covenants, made by the Member Guarantors and Sellers shall survive the Closing only for a period of two (2) years following the Closing Date and then shall be deemed null and void ab initio; provided, that any claim made in writing pursuant to this Article 10 in respect of the alleged breach or violation of such representations, warranties and covenants prior to the expiration of such two (2) year period shall survive until finally resolved; provided, further, that the following representations, warranties and covenants shall survive the Closing and shall not be subject to the time limitation set forth in this Section 10.4(a)(i): regarding the obligations of Sellers with respect to Excluded Liabilities, to discharge the Excluded Liabilities, and the obligations under Section 3.9 (Title to Assets), Section 9.1 (Reasonable Efforts), Section 9.2 (Brokers; Expenses), Section 9.4 (Special Tax Provisions), Section 9.7 (Non-Competition and Non-Solicitation), Section 9.9 (Access to Information), Section 9.11 (Renewal or Extension of Lease), this Article 10 (Indemnification) and Article 11 (Miscellaneous).

(ii)        Subject to Sections 10.7 and 10.10, the representations, warranties and covenants, made by the Purchaser shall survive the Closing only for a period of two (2) years following the Closing Date and then shall be deemed null and void ab initio; provided, that any claim made in writing pursuant to this Article 10 in respect of the alleged breach or violation of such representations, warranties and covenants prior to the expiration of such two (2) year period shall survive until finally resolved; provided, further, that the following covenants shall survive the Closing and shall not be subject to the time limitation set forth in this Section 10.4(a)(ii) regarding the obligations of the Purchaser with respect to Assumed Liabilities, to discharge the Assumed Liabilities,  and the obligations under Section 9.1 (Reasonable Efforts), Section 9.2 (Brokers; Expenses), Section 9.4 (Special Tax Provisions), Section 9.7 (Non-Competition and Non-Solicitation), Section 9.9 (Access to Information), Section 9.11 (Renewal or Extension of Lease), this Article 10 (Indemnification) and Article 11 (Miscellaneous).

(b)   None of the Sellers or Member Guarantors shall have any liability for Purchaser Losses arising under Section 10.1(a) unless and until the aggregate amount of such Purchaser Losses exceed $22,485 (in the determination of such amount, materiality standards shall not be taken into account), in which event Purchaser may claim indemnification for the full amount of all Purchaser Losses from the Sellers and the Member Guarantors (as applicable), over and above such $22,485 amount but specifically subject to the limitations set forth in this Agreement; provided, however, that the $22,485 as referenced in this Section 10.4(b) shall not apply as to violations of Sections 2.2 and 3.2 (Power and Authority), Section 3.9 (Title to Assets), Section 1.1 (Purchase of Assets), Section 1.7 (Adjustments to Purchase Price) and Section 9.7 (Non-Competition and Non-Solicitation).

(c)    Subject to Section 10.4(d), in no event shall the aggregate liability of the Sellers and Member Guarantors for Purchaser Losses arising under Section 10.1(a) exceed (i) $693,376for the one year period following the Closing Date, and (ii) $346,688with respect to claims made by Purchaser in writing on Sellers and Member Guarantors thereafter during the second year after the Closing Date and thereafter there shall be no liability by the Sellers or Member Guarantors to the Purchaser unless otherwise explicitly provided herein; provided,however, in no event shall the aggregate liability of the Sellers and Member Guarantors for Purchaser Losses arising under Section 10.1(a) exceed $693,376, except as provided in Section 10.4(d) and Section 10.7. Any amount paid to Purchaser pursuant to the Escrow Agreement as a result of a breach of representation, warranty or covenant, as described in Section 10.1(a) or (b), shall reduce the amount that may be recovered against the Sellers and Member Guarantors under this Section 10.4(c). Except as contemplated in Section 10.7, any amount paid by Sellers and/or the Member Guarantors as a result of a breach of representation, warranty or covenant, as described in Section 10.1(a) or (b), or pursuant to the Escrow Agreement as a result of a breach of representation, warranty or covenant, as described in Section 10.1(a) or (b), shall reduce the amount that may be recovered against them under Section 10.4(d).

(d)   Notwithstanding any provision contained in this Agreement to the contrary, the limitations contained in Sections 10.4(a)(i) and 10.4(c) hereof shall not apply with respect to any breach by any Seller or Member Guarantor of:

(i)          Sections 2.2 and 3.2 (Power and Authority);

(ii)        Section 3.6 (Financial Statements—other than as contemplated by Section 3.6(b) but subject to Section 3.11(a)(ii) and the last sentence of 3.15(a));

(iii)       Section 3.9 (Title to Assets);

(iv)        Section 3.11 (Notes and Receivables—other than as contemplated by Section 3.11(a)(ii), but subject to the last sentence of 3.15(a));

(v)         Section 3.14 (Litigation—but only to the extent of judgments against Purchaser by third parties or governmental agencies with respect to acts or omissions of Sellers that occurred prior to the Closing Date);

(vi)        Section 3.15(a) (Compliance with Laws—other than as contemplated therein, but subject to Section 3.11(a)(ii));

(vii)      Section 3.16 (Permits and Licenses—other than as contemplated therein);

(viii)     Section 3.17 (Taxes); and

(ix)        Discharging the Excluded Liabilities;

provided, however, that for purposes of this Section 10.4(d) such provisions shall be read as though none of them contained more than one Material Adverse Effect, materiality or knowledge qualifier; provided, further, that any liability of the Sellers and Member Guarantors, in the aggregate, and subject to each Member Guarantor’s percentage limitation set forth in Schedule 2, under this Section 10.4(d) or otherwise under this Agreement (but in all events subject to Sections 9.7, 10.4(a)(i), (b) and (c), and 10.7) shall not exceed the Purchase Price minus the $22,485 as referenced in Section 10.4(b).

10.5   Rights Under Escrow Agreement.   In the event any Seller or Member Guarantor has any liability to Purchaser pursuant to Section 10.1 hereof for any Purchaser Losses, in addition to any other rights and remedies Purchaser may have, Purchaser shall be entitled to payment thereof under the Escrow Agreement (but there shall be no duplicate payments to Purchaser) and all indemnity claims relating to a breach of a representation, warranty or covenant of the Sellers and Member Guarantors (other than pursuant to Section 1.1 (Purchase of Assets), Section 1.7 (Adjustments to Purchase Price) and Section 9.7

(Non-Competition and Non-Solicitation)) shall be first paid from the escrow pursuant to the Escrow Agreement to the extent of any funds therein.

10.6   Payments.   All payments made under this Article 10 shall be deemed adjustments to the Purchase Price.

10.7   Exclusive Remedy.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the sole and exclusive remedy available to the Parties against the other Parties hereto from and after the date hereof for any and all claims arising under this Agreement, whether a remedy otherwise could have been sought on the basis of contract, quasi-contract, negligence, tort, strict liability or absolute liability (whether statutory or common law) or otherwise and regardless of whether or to what extent any statue or common law may provide, shall be indemnification pursuant to this Article 10; provided, however, that this Section 10.7 shall not preclude or otherwise limit the assertion of any right or remedy for specific performance or other equitable relief, including specific performance, of the Protective Covenants; provided, further, that Purchaser may pursue any right or remedy for a claim of fraud against Sellers or Member Guarantors (jointly, not severally, and in any event each such Member Guarantor shall be liable for only its own fraud and not for any other fraud of another party to this Agreement) and recover all amounts due therefor without any limitations imposed on such amounts (including, without limitation, the limitations imposed by Section 10.4 or Section 10.11) to the extent Purchaser can establish by the appropriate standard in a court of competent jurisdiction that Sellers, jointly and severally, and  each Member Guarantor, severally and in any event each such Member Guarantor shall be liable for only its own fraud and not for any other fraud of another party to this Agreement, have committed fraud against the Purchaser with respect to this Agreement and the transactions contemplated hereby; provided, further, that Sellers or the Member Guarantors may pursue any right or remedy for a claim of fraud against the Purchaser and recover all amounts due therefor without any limitations imposed on such amounts (including, without limitation, the limitations imposed by Section 10.10) to the extent the Sellers or Member Guarantors can establish by the appropriate standard in a court of competent jurisdiction that the Purchaser has committed fraud against the Sellers or the Member Guarantors with respect to this Agreement and the transactions contemplated hereby.

(b)   Notwithstanding anything to the contrary contained in this Agreement, Purchaser may pursue any right or remedy for a claim of a breach of the Protective Covenants set forth in Section 9.7, jointly and severally against Sellers, against each Member Guarantor severally and only based on and limited to such Member Guarantor’s percentage listed in Schedule 2 for actions of the Sellers, and against each Member Guarantor as to its own actions or inactions only but without regard to such Member Guarantor’s percentage listed in Schedule 2, and recover all amounts due therefore without any limitations imposed on such amounts (including, without limitation, the limitations imposed by Section 10.4 or Section 10.11) other than as set forth in this Section 10.7(b). Notwithstanding anything to the contrary herein except as set forth in Sections 9.7 and 10.7, all Parties hereto acknowledge that the total liability of a Member Guarantor under this Agreement for any cause of action whatsoever, shall in the aggregate, in all events be limited to such Member Guarantor’s percentage of the Purchase Price set forth in Schedule 2.

10.8   Books and Records.   The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each Party hereunder shall render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

10.9   Tax and Insurance Benefit.   The amount of any Loss for which indemnification is provided under this Article 10 shall be (i) net of any amounts actually recovered, if any, by the Indemnified Party under any insurance policies with respect to such Loss and taking into account any premium adjustments (retrospective or otherwise for the appropriate period of time as determined by the Parties or a court) proximately caused by the making of such claim under any insurance policies; and (ii) reduced or increased to take account of any net Tax benefit or Tax cost realized by the Indemnified Party proximately caused by the incurrence or payment of any such Loss, in each case when and as such Tax cost or Tax benefit is actually realized through an increase or reduction of Taxes otherwise due; provided, however, that any amounts actually recovered pursuant to any insurance policies and any reduction as a result of any net Tax benefit realized by the Indemnified Party shall not be counted for purposes of calculating the limit on indemnification set forth in Sections 10.4(c) and 10.4(d) (which means that it shall not reduce the amount of Losses on which Sellers shall be obligated to make payments pursuant to such Sections).

10.10   Limitation on Purchaser’s Liability.

(a)    Except as provided in Section 10.4(a)(ii), Section 10.7 or Section 10.10(b), the liability of the Purchaser to the Sellers and the Member Guarantors for any breaches of its representations, warranties and covenants made by the Purchaser in connection with this Agreement shall be limited to $693,376for the one year period following the Closing Date, and (ii) $346,688with respect to claims made by Sellers or Member Guarantors in writing on Purchaser thereafter during the second year after the Closing Date and thereafter there shall be no liability by the Purchaser to the Sellers or Member Guarantors unless otherwise explicitly stated herein.

(b)   Notwithstanding any provision contained in this Agreement to the contrary, the dollar limitations contained in Section 10.10(a) shall not apply with respect to any breach by the Purchaser of (i) Section 4.2 (Power and Authority), (ii) Section 4.5 (Litigation), and (iii) discharging the Assumed Liabilities; provided, further, that any liability of the Purchaser to the Sellers or the Member Guarantors, in the aggregate, under this Section 10.10 or otherwise under this Agreement, except for a cause of action relating to fraud as set forth in Section 10.7, shall not exceed the Purchase Price.

10.11   Losses.   Notwithstanding anything to the contrary herein and subject to Section 10.7, Losses (as defined in Section 10.1) shall not include claims, costs, expenses (including costs of investigation, attorneys’ fees, accounting fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature resulting from (i) any Adverse Occurrence, (ii) any change or decrease in CompuCredit Corporation’s or the Purchaser’s or affiliates’ equity price, (iii) any adverse publicity with respect to the Industry, (iv) punitive damages, (v) exemplary damages, (vi) speculative damages, (vii) consequential damages, (viii) or any other damages other than actual damages or (ix) special damages, except as specifically provided in the following sentence. Provided, however, subject to all of the other limitations set forth in this Section 10, the Purchaser shall be entitled to bring a lawsuit to recover from the Sellers and Member Guarantors (based on and limited to such Member Guarantor’s percentage listed in Schedule 2), the greater of (i) actual damages or (ii) special damages resulting from a breach of warranty, representation or covenant of the Sellers contained in this Agreement, but only to the extent such breach causes a permanent loss of earnings in the Business in Purchaser’s hands, but such special damages shall be strictly limited to the (x) actual loss of that portion of the one year’s worth of Earnings Before Interest Taxes Depreciation and Amortization, as reflected on the Initial Financial Statements for the period ending December 31, 2003, that directly result from such breach by the Sellers, multiplied by (y) five and two tenths (5.2); further, provided, however, the Purchaser shall use its commercially reasonable efforts to mitigate all Losses.

ARTICLE 11
MISCELLANEOUS

11.1   Notices.

(a)    All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by a recognized national overnight courier service or telecopied as set forth below:

If to Purchaser:	Valued Services Acquisitions Company, LLC
245 Perimeter Center Parkway
Suite 600
Atlanta, Georgia 30346
Attention: President
Fax: (770) 206-6187
with a copy to:	Valued Services Acquisitions Company, LLC
245 Perimeter Center Parkway
Suite 600
Atlanta, Georgia 30346
Attention: General Counsel
Fax: (770) 206-6183
and a copy to:	Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
Attention: Andrea M. Farley
Fax: (404) 962-6555
If to any Seller or
Member Guarantor:	Seller Representative
Thomas A. Dieruf
10000 Shelbyville Road
Louisville, Kentucky 40223
Fax: (502) 245-4792
with a copy to:	Michael M. Fleishman
Greenebaum Doll & McDonald PLLC
101 South Fifth Street
3500 National City Tower
Louisville, KY 40202
Fax: (502) 540-2131
with a copy to:	Sharon L. McBrayer
Womble Carlyle Sandridge & Rice, PLLC
One Atlantic Center
1201 West Peachtree Street, Suite 3500
Atlanta, GA 30309
Fax: (404) 888-7490

(b)   Notices delivered pursuant to Section 11.1(a) shall be deemed given: (i) on the date delivered, if personally delivered or telecopied (with confirmation); (ii) at the time received, if mailed; and (iii) two (2) business day after timely delivery to the courier, if by overnight courier service.

(c)    Any Party hereto may change the address to which notice is to be sent by written notice to the other Party in accordance with this Section 11.1.

11.2   Entire Agreement.   This Agreement, including all schedules and exhibits hereto (all of which are incorporated herein by this reference into this Agreement), contains the entire agreement and understanding concerning the subject matter hereof among the Parties and specifically supersedes any other agreement or understanding among the Parties related to the subject matter hereof, including that certain Letter of Intent dated as of December 29, 2003; provided, that the provisions of that certain Confidentiality Agreement between Purchaser and First American Holding, dated October 13, 2003, shall remain in full force and effect.

11.3   Waiver; Amendment.   No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any Party unless confirmed in writing. No waiver by any Party of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by all Parties.

11.4   Severability.   If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

11.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to the principles of conflicts of laws.

11.6   Assignment.   No Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect; provided, that Purchaser may assign its rights under this Agreement to any subsidiary or affiliate, but no such assignment shall relieve Purchaser of its obligations hereunder.

11.7   Binding Effect.   This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

11.8   Headings.   The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

11.9   References within Agreement.   Numbered or lettered articles, sections, paragraphs, subsections and schedules herein contained refer to articles, sections, paragraphs, subsections, and schedules and exhibits of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments to this Agreement unless the context shall clearly indicate or require otherwise. The word “including” (and all derivations thereof) shall be construed to mean “including, without limitation.”

11.10   Interpretation.   This Agreement shall not be construed more strictly against any Party hereto regardless of which Party is responsible for its preparation.

11.11   Further Assurances.   Upon the reasonable request of the any Party, each Party agrees to take any and all actions, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

11.12   Counterparts; Fax Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same

Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such Party.

11.13   Knowledge.   Sellers shall be deemed to have “Knowledge” of a particular fact or other matter if (i) J. Douglas Kannapell, James A. Patterson II, Thomas A. Dieruf, Thomas H. Lowe, or any officer, divisional manager or regional director of any Seller, or (ii) solely relating to Tax matters, any employee responsible for Tax matters, (A) is actually aware of such fact or other matter, or (B) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting their duties in a reasonable and customary manner in the ordinary course of business within his or her function and responsibility.

* * * * * * *

IN WITNESS WHEREOF, the undersigned have executed, or have caused their respective duly authorized representatives to execute, this Agreement as of the date first written above.

“Purchaser”
Valued Services Acquisitions Company, LLC
By:	/s/ Jerry L. Robinson
Name:	Jerry L. Robinson
Title:	President
“Sellers”
First American Services of Kentucky, LLC
By:	P&K Enterprises, LLC
Its Manager
	By:	/s/ J. Douglas Kannapell
J. Douglas Kannapell
Manager
First American Services of West Virginia, LLC
By:	P&K Enterprises, LLC
Its Manager
	By:	/s/ J. Douglas Kannapell
J. Douglas Kannapell
Manager

“Member Guarantors”
/s/ James A. Patterson II
James A. Patterson II

“Member Guarantors”
/s/ J. Douglas Kannapell
J. Douglas Kannapell

“Member Guarantors”
/s/ Donald D. Buchanan
Donald D. Buchanan

“Member Guarantors”
/s/ Thomas A. Dieruf
Thomas A. Dieruf

“Member Guarantors”
/s/ John S. Dowds
John S. Dowds

“Member Guarantors”
/s/ Charlotte Elam
Charlotte Elam

“Member Guarantors”
/s/ Karen S. Kramer
Karen S. Kramer

“Member Guarantors”
/s/ William E. Lawrence III
William E. Lawrence III

“Member Guarantors”
/s/ Drew P. Haney
Drew P. Haney

“Member Guarantors”
First American Holding, LLC
By:	First American Management, Inc.
Its Manager
	By:	/s/ Thomas H. Lowe
Thomas H. Lowe, President